UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-12

POLYONE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2017

ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

PolyOne Corporation

MESSAGE FROM OUR CEO

March 31, 2017

Dear Fellow Shareholder:

You are cordially invited to attend the PolyOne Corporation Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 9:00 a.m. on Thursday, May 11, 2017, at PolyOne Corporation’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012.

A Notice of the 2017 Annual Meeting of Shareholders, a proxy summary and the Proxy Statement follows. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election to our Board of Directors (the “Board”).

You will also find enclosed a proxy and/or voting instruction card and an envelope in which to return the card. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your enclosed proxy and/or voting instruction card, or vote by telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. Your vote is very important. You may, of course, withdraw your proxy and change your vote prior to or at the Annual Meeting by following the steps described in the Proxy Statement.

I appreciate the strong support of our shareholders over the years and look forward to seeing you at the meeting.

Sincerely,

Robert M. Patterson

Chairman, President and Chief Executive Officer

PolyOne Corporation

Please refer to the accompanying materials for voting instructions.

i

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 11, 2017

9:00 a.m. Eastern Standard Time

PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012

We are pleased to invite you to join our Board, senior leadership and other associates of PolyOne Corporation (“PolyOne” or the “Company”) for the Annual Meeting. The purposes of the Annual Meeting are to:

1.	Elect ten nominees to our Board;

2.	Approve, on an advisory basis, our Named Executive Officer compensation;

3.	Approve, on an advisory basis, the frequency of future advisory votes to approve our Named Executive Officer compensation;

4.	Approve the PolyOne Corporation 2017 Equity and Incentive Compensation Plan;

5.	Ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2017; and

6.	Consider and transact any other business that may properly come before the Annual Meeting.

The Board set March 14, 2017 as the record date for the Annual Meeting and owners of record of shares of common stock of PolyOne as of the close of business on that date are eligible to:

•	Receive this notice of the Annual Meeting; and

•	Vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Please ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone or over the Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

March 31, 2017	For the Board of Directors Lisa K. Kunkle Secretary and General Counsel

Important Notice regarding the availability of Proxy materials for the

Annual Meeting to be held on May 11, 2017:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended

December 31, 2016 are available at our Internet website, www.polyone.com, on the

“Investor Relations” page.

ii

PROXY SUMMARY

PROXY SUMMARY

This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

VOTING AND MEETING INFORMATION

Your vote is important to the future of the Company. Please carefully review the proxy materials for the Annual Meeting, which will be held on Thursday, May 11, 2017 Eastern Standard Time at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012. Follow the instructions below to cast your vote on all of the voting matters.

We are mailing this proxy statement and the enclosed proxy card and, if applicable, the voting instruction card, to shareholders on or about March 31, 2017. Our telephone number is (440) 930-1000.

Who is Eligible to Vote

You are entitled to vote if you were a shareholder of record at the close of business on March 14, 2017, the record date for the Annual Meeting. Each share of common stock is entitled to one vote for each Board of Director nominee and one vote for each of the other proposals to be voted on.

Advance Voting Methods

Even if you plan to attend our Annual Meeting in person, if you are a registered holder, please cast your vote as soon as possible using one of the following advance methods:

Visit www.proxyvote.com to vote your proxy OVER THE INTERNET until 11:59 p.m. (ET) on May 10, 2017.

Call 1-800-690-6903 to vote your proxy BY TELEPHONE until 11:59 p.m. (ET) on May 10, 2017.

Sign, date and return your proxy card/voting instruction form to vote BY MAIL.

Each shareholder’s vote is important. Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy by telephone or over the Internet.

Attending and Voting at the Annual Meeting

All registered holders may vote in person at the Annual Meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy.

1

PROXY SUMMARY

Company Operating Performance

PolyOne again delivered earnings growth in 2016, driven by record-setting performances from our Specialty Engineered Materials (“SEM”), Performance Products and Solutions (“PPS”) and Distribution segments. Strong performance in these segments helped to overcome several headwinds, including: lower selling prices in Distribution and PPS due to hydro-carbon based raw material deflation; unfavorable foreign exchange; a decline in demand in certain industries, such as oil and gas, heavy truck and agriculture; and weaker performance by our Designed Structures and Solutions (“DSS”) business. Additional 2016 Company financial performance highlights include(1):

•	Full year 2016 earnings per share increased to $1.95 in 2016, compared to $1.63 in 2015.
•

Adjusted earnings per share in 2016 increased to $2.13, an all-time record and a 9% increase from $1.96 in 2015. Our Company has delivered 7 consecutive years of significant adjusted earnings per share growth.

•	Record performance in our SEM, PPS and Distribution segments, which delivered operating income of $81.1 million, $74.4 million and $68.2 million, respectively, in 2016.

•	Continued to invest for growth, including increasing commercial resources by 6% and investing $55 million in research & development. We also expanded our specialty solutions portfolio through several highly innovative acquisitions.

•	Increased our dividend 12.5% to $0.135 per quarter, representing the sixth consecutive year of increases and a 238% increase from when we initiated quarterly dividends in 2011.
•	Strong balance sheet and free cash flow, as total cash and liquidity ended the year at $227 million and $613 million, respectively. Since 2011, we have returned nearly $850 million to shareholders through dividend and share repurchases.

(1)	Adjusted earnings per share reported in this proxy statement differs from what is reported under United States Generally Accepted Accounting Principles (“GAAP”). See Appendix A for an explanation of management’s use of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Share Appreciation

Our Company has delivered a positive return to shareholders over time that significantly outperforms our peer group, as reflected below.

2

PROXY SUMMARY

Impact of Our Performance on Named Executive Officer 2016 Compensation

Our 2016 compensation reflected our objective pay-for-performance philosophy of aligning executive compensation directly with our financial performance.

Annual Incentive Plan

We set aggressive goals for each of our performance measures in our 2016 annual cash incentive program (the “2016 Annual Incentive Program”) under the PolyOne Corporation Senior Executive Annual Incentive Plan, as amended and restated (the “Annual Plan”). Our operational performance in 2016 resulted in the executive officers named in the 2016 Summary Compensation Table of this proxy statement (the “Named Executive Officers”) earning a below target payout, with the exception of a portion of Mr. Garratt’s payout which was above target, under the 2016 Annual Incentive Program as noted below.

Mr. Patterson’s and Mr. Richardson’s 2016 Annual Incentive Program opportunities were based on consolidated results. Mr. Van Hulle and Mr. Nikrant’s 2016 Annual Incentive Program opportunities were based on business unit-specific results and, while the adjusted operating income performance goals for such opportunities were weighted 60% overall, the opportunities were based two-thirds on business unit-specific results and one-third on consolidated PolyOne adjusted operating income results. Mr. Garratt’s metrics changed during the year from PPS metrics to consolidated PolyOne metrics and, as a result, his 2016 Annual Incentive Program payout was prorated based on his earnings under each respective metric.

The following table shows, for each Named Executive Officer other than Mr. Newlin, the target 2016 Annual Incentive Program payout opportunity, the percentage of such payout opportunity earned based on 2016 performance, and the dollar value of the ultimate payout.

2016 Annual Incentive Program Payouts
Named Executive Officer	2016 Target Opportunity ($)	Payout %	Payout ($)
Mr. Patterson	$1,048,269	63.3%	$663,869
Mr. Richardson	$363,250	63.3%	$230,046
Mr. Van Hulle	$247,712	37.8%	$93,709
Mr. Garratt	$218,096	80.6%	$175,766
Mr. Nikrant	$224,654	41.1%	$92,355

Mr. Newlin was not eligible for a payout under the 2016 Annual Incentive Program per the terms of his Letter Agreement (which is described in the “Employment Agreement with Named Executive Officer” section of this proxy statement).

Long-Term Incentive Program

As a result of strong earnings growth measured over the past three years, in 2016 the Named Executive Officers earned a 149% cash-settled performance unit payout under the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “Long-Term Incentive Plan”). The payout was earned by PolyOne exceeding adjusted earnings per share targets over four, equally-weighted performance periods as noted below.

2014 – 2016 Cash-Settled Performance Units Performance Measure: Adjusted Earnings Per Share
Performance Periods	Weighting	Target	Result	Payout %
January 1, 2014 – December 31, 2014	25%	$1.51	$1.80	200%	.
January 1, 2015 – December 31, 2015	25%	$1.74	$1.96	146%
January 1, 2016 – December 31, 2016	25%	$2.03	$2.13	111%
January 1, 2014 – December 31, 2016	25%	$5.28	$5.89	139%
Total Attainment				149%

3

PROXY SUMMARY

All financial measures (targets and results) with respect to the incentives described above were calculated with adjustments for acquisitions, divestitures and special items pursuant to the terms of the 2016 Annual Incentive Program and 2014 - 2016 long-term incentive program (the “2014-2016 Long-Term Incentive Program”) and as approved by the Board.

For information on the terms and conditions of these incentive programs, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

4

PROXY STATEMENT

POLYONE CORPORATION

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

PROXY STATEMENT

Dated March 31, 2017

Our Board respectfully requests your proxy for use at the Annual Meeting to be held at PolyOne’s corporate headquarters located at PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012 at 9:00 a.m. on Thursday, May 11, 2017, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed proxy card or vote by telephone or over the Internet as described below. Common shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted: (1) to elect the nominees listed in the “Proposal 1 – Election of Board of Directors” section of this proxy statement; (2) to approve, on an advisory basis, our Named Executive Officer compensation; (3) to approve, on an advisory basis, the frequency of future advisory votes to approve our Named Executive Officer compensation; (4) to approve the PolyOne Corporation 2017 Equity and Incentive Compensation Plan; and (5) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. Persons entitled to direct the vote of shares held by The PolyOne Retirement Savings Plan and the PolyOne Canada Inc. Retirement Savings Program will receive a separate voting instruction card. If you receive a separate voting instruction card for one of these plans, you must sign and return the card as indicated on the card in order to instruct the trustee on how to vote the shares held under the respective plan. You may revoke your voting instruction card before the trustee votes the shares held by it by giving notice in writing to the trustee.

You may also submit your proxy by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are printed on the proxy cards.

5

ELECTION OF BOARD OF DIRECTORS

PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS

Our Board currently consists of 11 Directors. Pursuant to the Director retirement policy contained in our Corporate Governance Guidelines, Farah M. Walters will not be nominated for re-election at our Annual Meeting. Thus, following the Annual Meeting and, assuming the election of all of the Board nominees, our Board will consist of ten Directors.

Each Director serves for a one-year term until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation. Our Corporate Governance Guidelines provide that all non-employee Directors will retire from the Board not later than the Annual Meeting immediately following the Director’s 72nd birthday, although the Board may waive this limitation if it determines that such a waiver is in PolyOne’s best interests.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Regulation 12 of our Code of Regulations (“Regulations”). Generally, the Secretary must not receive the notice less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. The notice must set forth, as to each nominee, the name, age, principal occupation and employment during the past five years, name and principal business of any corporation or other organization in which such occupation and employment were carried on and a brief description of any arrangement or understanding between such person and any others pursuant to which such person was selected as a nominee. The notice must include the nominee’s signed consent to serve as a Director if elected. The notice must set forth the name and address of, and the number of our common shares owned by, the shareholder giving the notice and the beneficial owner on whose behalf the nomination is made and any other shareholders believed to be supporting such nominee.

Following are the nominees for election as Directors for terms expiring in 2018, a description of the business experience of each nominee and the names of other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. Each nominee for election as Director was previously elected by our shareholders, other than Kim Ann Mink. Ms. Mink was recommended to our Nominating and Governance Committee for election to the Board by a third-party search firm, Russell Reynolds Associates. Ms. Mink was subsequently recommended by our Nominating and Governance Committee to the Board for election as a Director, and the Board elected Ms. Mink as a Director on March 8, 2017. The composition of the Board is intended to reflect an appropriate mix of skill sets, experience and qualifications that are relevant to PolyOne Corporation’s business and governance over time.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a Director, the Board also believes that all of our Director nominees are individuals of substantial accomplishment with demonstrated leadership capabilities. Each of our Director nominees also has the following personal characteristics, which are required attributes for all Board nominees: high ethical standards, integrity, judgment and an ability to devote sufficient time to the affairs of our Company. The information below is current as of March 14, 2017.

Our Board recommends a vote FOR all the nominees listed below.

6

ELECTION OF BOARD OF DIRECTORS

Richard H. Fearon

Lead Director of our Board since May 14, 2015. Vice Chairman and Chief Financial and Planning Officer of Eaton, a global manufacturing company, since February 2009. Mr. Fearon served as Executive Vice President, Chief Financial and Planning Officer of Eaton from April 2002 until February 2009. Mr. Fearon served as a Partner of Willow Place Partners LLC, a corporate advisory firm, from 2001 to 2002 and was the Senior Vice President Corporate Development for Transamerica Corporation, a financial services organization, from 1995 to 2000.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Fearon’s financial expertise, experience and knowledge of international operations, knowledge of diversified companies and corporate development expertise provide him with the qualifications and skills to serve as a valued member of our Board. Mr. Fearon’s advice with respect to financial issues affecting our Company is specifically valued and utilized, especially through his participation as a member of our Audit Committee. As a sitting executive and leader at a multi-national corporation, Mr. Fearon is particularly equipped to advise our Board on current issues facing our Company.

Current Directorships: Eaton

Former Directorships: Southern Steel Bhd, Centurion Industries Ltd.

Age: 61

Director since: 2004

Gregory J. Goff

President and Chief Executive Officer since May 2010, and Chairman since December 2014, of Tesoro Corporation, a leading company in the independent refining and marketing business. He is also Chairman and Chief Executive Officer of Tesoro Logistics LP, a NYSE-listed master limited partnership that owns, operates and develops crude oil and refined products and logistics assets, since April 2011. Prior to joining Tesoro in 2010, Mr. Goff worked for ConocoPhillips Corporation, an integrated energy company, where he held a number of senior leadership positions, most recently Senior Vice President Commercial from 2008 to 2010.

Qualifications, Attributes, Skills and Experience: We believe that, as a Board member with proven leadership capabilities and as an executive who has extensive international business experience across Europe, Asia and Latin America, Mr. Goff provides a unique perspective on our strategy and operations. Mr. Goff’s deep understanding of the energy industry and specialty chemical businesses provides valuable insight into PolyOne’s strategic planning. His experience as the Chief Executive Officer of a large, independent refining and petroleum products marketing company and his participation as a member of national trade associations provide him with valuable experience that can enhance our Board.

Current Directorships: Tesoro Corporation, Tesoro Logistics GP LLC (the general partner of Tesoro Logistics LP)

Former Directorships: DCP Midstream CP, LLC

Age: 60

Director since: 2011

7

ELECTION OF BOARD OF DIRECTORS

William R. Jellison

Retired Vice President, Chief Financial Officer of Stryker Corporation, one of the world’s leading medical technology companies. Mr. Jellison served in this capacity from 2013 to 2016. Prior to joining Stryker, Mr. Jellison served as the Senior Vice President and Chief Financial Officer of Dentsply International, the world’s largest manufacturer of professional dental products, from 1998 to 2013, except for a roughly two-year period of time between 2002 and 2005 when he was a Senior Vice President with full P&L responsibilities for some of Dentsply’s operating divisions located in the U.S., Europe and Asia. Mr. Jellison began his career with the Donnelly Corporation, a publicly traded international automotive parts supplier, where he served in several senior leadership roles, advancing to Vice President of Finance.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Jellison brings a unique perspective, especially with respect to opportunities to further specialize in the healthcare industry. In addition, Mr. Jellison brings substantial financial experience from a large, publicly-traded company to the Board. And, his experience abroad provides him with diverse operating experiences in international markets, which provides the Board with a meaningful global business perspective. Mr. Jellison is able to use his experience in serving as an executive at a respected medtech company to guide our Board in driving further specialization.

Current Directorships: None

Former Directorships: None

Age: 59

Director since: 2015

Sandra Beach Lin

Retired President, Chief Executive Officer and Director of Calisolar, Inc. (now Silicor Materials Inc.), a solar silicon company, from August 2010 to 2011. She was Executive Vice President, then Corporate Executive Vice President, at Celanese Corporation, a global hybrid chemical company, from 2007 to 2010.

Qualifications, Attributes, Skills and Experience: We believe that Ms. Lin’s extensive senior executive experience, including as a Chief Executive Officer, leading global businesses in multiple industries provides her with valuable skills to serve on our Board. She has a deep understanding of the specialty chemicals industry, a strong operational foundation and wide-ranging international experience. Ms. Lin also serves as a director for two other public companies and one privately-held biomedical polymer company, which provides her with additional experience she utilizes while serving as a valued member of our Board.

Current Directorships: WESCO International, Inc.; American Electric Power Company, Inc.; and Interface Biologics Inc.

Former Directorships: None

Age: 59

Director since: 2013

Richard A. Lorraine

Retired Senior Vice President and Chief Financial Officer of Eastman Chemical Company, a specialty chemicals company. Mr. Lorraine served in this capacity from 2003 to 2008. Mr. Lorraine also served as Executive Vice President and Chief Financial Officer of Occidental Chemical Company, a chemical manufacturing company, from 1995 to 2003.

Qualifications, Attributes, Skills and Experience: Mr. Lorraine provides our Board with the broad business perspective that he gained in extensive leadership roles in varying industries. He is particularly equipped to advise our Board and Audit Committee on financial issues affecting our Company due to his prior roles as chief financial officer. In addition, he has a significant international background and in-depth commercial experience. All of these attributes provide Mr. Lorraine with valuable skills that he shares with our Board.

Current Directorships: Carus Corporation

Former Directorships: None

Age: 71

Director since: 2008

8

ELECTION OF BOARD OF DIRECTORS

Kim Ann Mink

Chairman, President and Chief Executive Officer, Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional functional ingredients, with applications in food, health and industrial specialties markets, since 2015. Prior to joining Innophos, Dr. Mink served as Business President of Elastomers, Electrical and Telecommunications at the Dow Chemical Company, a specialty chemicals provider, from September 2012 to December 2015. She joined Dow in April 2009 as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co. (then a fully-owned subsidiary of Dow Chemical). Prior to joining Dow, she was Corporate Vice President and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully-owned subsidiary of Dow), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities.

Qualifications, Attributes, Skills and Experience: As our newest Board member, we believe Dr. Mink provides us with valuable counsel related to her chemical and advanced materials background. Further, her experience as a Chief Executive Officer of a public company provides PolyOne with a diverse perspective when forming strategies to guide the direction of our Company. PolyOne also benefits from her experience and expertise in technology and varied end markets.

Current Directorships: Innophos Holdings, Inc.

Former Directorships: None

Age: 57

Director since: 2017

Robert M. Patterson

Chairman, President and Chief Executive Officer of PolyOne since May 2016. Mr. Patterson served as President and Chief Executive Officer of PolyOne from May 2014 until May 2016, as Executive Vice President and Chief Operating Officer from March 2012 until May 2014, as Executive Vice President and Chief Financial Officer from January 2011 until March 2012, and as PolyOne’s Senior Vice President and Chief Financial Officer from May 2008 until January 2011. Prior to joining PolyOne, Mr. Patterson served in leadership roles at Novelis, Inc., an aluminum rolled products manufacturer, and SPX Corporation, a multi-industry manufacturer and developer, after starting his career at Arthur Andersen LLP.

Qualifications, Attributes, Skills and Experience: We believe that, as our Chief Executive Officer and in light of his prior executive experience, Mr. Patterson is particularly well qualified to serve on our Board and as our Chairman, as his past and future service enables him to develop comprehensive knowledge of the various segments of our industry and business and of the critical internal and external challenges we face. His responsibility for developing and executing the annual operating plans and strategic plans provide him with the knowledge and experience needed to provide unique and valuable input to our Board.

Current Directorships: None

Former Directorships: None

Age: 44

Director since: 2014

William H. Powell

Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a specialty chemicals company. Mr. Powell served in this capacity from 1999 until his retirement in 2006.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Powell’s previous employment as a Chief Executive Officer has provided him with the leadership skills that are important in serving as a Director of our Company. His prior employment in the specialty chemicals industry is particularly relevant. This experience gives him the knowledge and insight to provide valuable advice and strategic direction in addressing the issues facing our Company. Mr. Powell also serves as a director of other public companies, which provides him with experiences he can utilize when serving as a member of our Board.

Current Directorships: Granite Construction Incorporated; FMC Corporation

Former Directorships: Arch Chemicals, Inc. (2007-2011)

Age: 71

Director since: 2008

9

ELECTION OF BOARD OF DIRECTORS

Kerry J. Preete

Executive Vice President, Chief Strategy Officer for Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since 2010. Mr. Preete was Monsanto Company’s President, Global Crop Protection Division from 2009 to 2010 and Vice President, International Commercial Business from 2008 to 2009. From 1985 to 2008, Mr. Preete served in various roles of increasing responsibility at Monsanto.

Qualifications, Attributes, Skills and Experience: Because of his broad experience at a leading, well-known company, we believe Mr. Preete brings an insightful perspective on running a successful, innovative company. Mr. Preete is specifically adept in not only thinking strategically, but also tactically, and these traits will be valuable to PolyOne as it continues into the future. Further, his global experience and understanding will assist PolyOne in its plans to operate in different regions and cultures, and we believe his global business acumen is relevant and transferable across industries. Mr. Preete’s operational foundation, strategic expertise, and global experience are assets to PolyOne’s Board.

Current Directorships: None

Former Directorships: None

Age: 56

Director since: 2013

William A. Wulfsohn

Chairman and Chief Executive Officer of Ashland Global Holdings Inc., a global leader in providing specialty chemical solutions to customers in a wide range of customer and industrial markets, since January 2015. He is also Non-Executive Chairman of Valvoline Inc., a majority-owned subsidiary of Ashland Global Holdings and a leading worldwide producer and distributer of premium-branded automotive, commercial and industrial lubricants and automotive chemicals, since September 2016. From July 2010 until December 2014, Mr. Wulfsohn was President and Chief Executive Officer of Carpenter Technology Corporation, a manufacturer of stainless steel, titanium and other specialty metals and engineered products, and was a director of Carpenter from April 2009 until December 2014.

Qualifications, Attributes, Skills and Experience: We believe that Mr. Wulfsohn is a valuable addition to our Board. He is a proven leader, with deep and varied experience in technology and successful business operations. His background in managing operations in Europe and Asia/Pacific provides him with international expertise that can be of value to PolyOne. Further, we believe his experience as a Chief Executive Officer of publicly-traded specialty companies has given him unique skills to assist in providing guidance on PolyOne’s continuing transformation.

Current Directorships: Ashland Global Holdings Inc.; Valvoline, Inc. (a majority-owned subsidiary of Ashland Global Holdings, Inc.)

Former Directorships: Carpenter Technology Corporation

Age: 55

Director since: 2011

10

ADVISORY VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our Board is submitting a “Say on Pay” proposal for shareholder consideration. While the vote on Named Executive Officer compensation is non-binding and solely advisory in nature, our Board and the Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and expect to address them in making future decisions about our executive compensation programs.

Advisory “Say on Pay” votes have been scheduled to be held once every year. At this year’s meeting, shareholders will also be voting, on an advisory basis, on the future frequency of the Say on Pay vote. Our Board is recommending that the Say on Pay vote occur every year. Thus, it is anticipated that the next Say on Pay vote will occur at our 2018 Annual Meeting.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee of our Board has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract, Motivate and Help Retain Management	Competing effectively to attract, motivate and help retain a management team that leads in setting and achieving the overall goals and objectives of PolyOne
Pay-For-Performance	Setting a significant portion of each Named Executive Officer’s total compensation in the form of variable compensation that is earned when pre-established financial performance goals are achieved
Align Executive Compensation with Shareholders’ Interests	Focusing incentive programs on the critical performance measures that determine PolyOne’s overall success and reward executives for the attainment of short-term results, balanced with the need for sustainable long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the 2016 Summary Compensation Table and other related compensation tables and narratives in the “Executive Compensation” section of this proxy statement, which provide detailed information regarding the compensation of our Named Executive Officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our business goals and the compensation of our Named Executive Officers reported in the “Executive Compensation” section of this proxy statement has supported and contributed to the Company’s recent and long-term success.

Our Board recommends a vote FOR Proposal 2 to approve, on an advisory basis, our Named Executive Officer compensation.

We believe you should vote “FOR” our Named Executive Officer compensation program and approve the following resolution because the compensation actually earned by our Named Executive Officers for our 2016 performance was aligned with our pay-for-performance objectives, our Company’s performance and shareholder interests:

“RESOLVED, that the compensation paid to PolyOne’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.”

11

FREQUENCY ADVISORY VOTE

PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, we are also asking you this year to cast a non-binding, advisory vote to indicate whether you prefer that future Say on Pay votes occur “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS,” or you may abstain from voting on this matter.

After careful consideration, the Board recommends that the Say on Pay vote occur every year as a corporate governance best practice. Although the Company has designed its executive compensation program to align the economic interests of our executives with the long-term interests of the Company and our shareholders, the Board recognizes that executive compensation is disclosed annually and it values regular shareholder feedback on the Company’s compensation programs. Therefore, our Board recommends that you vote for an annual Say on Pay vote, for the reasons stated below.

This advisory vote, commonly known as a “frequency” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct future Say on Pay votes. You may vote for future Say on Pay votes to be held “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS,” or abstain from voting on this proposal. You are not voting to approve or disapprove the Board’s recommendation. The results of the frequency vote will be advisory and will not be binding upon the Company or the Board. However, the Company and the Board will take into account the outcome of the frequency vote when determining how frequently the Company will conduct future Say on Pay votes, and the Company will disclose its frequency decision as required by the Securities and Exchange Commission (the “SEC”).

After careful consideration, our Board has determined that holding future Say on Pay votes every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future Say on Pay votes to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually. Holding annual Say on Pay votes provides the Company with more direct and immediate feedback on our compensation disclosures. However, shareholders should note that because each Say on Pay vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s Say on Pay vote by the time of the following year’s annual meeting of shareholders. We believe that annual Say on Pay votes are consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Our Board recommends a vote for EVERY YEAR on Proposal 3 regarding the frequency of future advisory votes to approve Named Executive Officer compensation.

12

EQUITY PLAN

PROPOSAL 4 — APPROVAL OF THE POLYONE CORPORATION 2017 EQUITY AND INCENTIVE COMPENSATION PLAN

General

We are asking shareholders to approve the PolyOne Corporation 2017 Equity and Incentive Compensation Plan (the “2017 Plan”). On March 10, 2017, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the 2017 Plan to replace our current equity plan, the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan (the “2010 Plan”). Our shareholders first approved the 2010 Plan at the Company’s 2010 Annual Meeting of Shareholders (the “Original 2010 Plan”). At the Company’s 2012 Annual Meeting of Shareholders, our shareholders approved an amendment to the Original 2010 Plan to increase the number of shares authorized for issuance under the Original 2010 Plan by 2,000,000 shares and increase certain other numerical common share limits contained in the Original 2010 Plan. At the Company’s 2015 Annual Meeting of Shareholders, our shareholders approved the 2010 Plan to, among other things, increase the maximum number of shares available for awards by 1,200,000 shares and re-approve the material terms for “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board is recommending that the Company’s shareholders vote in favor of the 2017 Plan, which will succeed in its entirety the 2010 Plan. The 2017 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other key employees of the Company and its subsidiaries, non-employee Directors of the Company, and certain non-employees who provide employee-type services.

If the 2017 Plan is approved by shareholders, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after such date under the 2010 Plan. Outstanding awards under the 2010 Plan, however, will continue in effect in accordance with their terms. If the 2017 Plan is not approved by our shareholders, no awards will be made under the 2017 Plan, the 2010 Plan will remain in effect, and our ability to grant certain performance-based awards may be limited.

Our principal reason for adopting the 2017 Plan is to obtain shareholder approval of the shares of our common stock, par value $0.01 per share (“Common Shares”), available for awards under the 2017 Plan. Shareholder approval of the 2017 Plan is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the 2017 Plan for purposes of Section 162(m) of the Code. Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our Chief Executive Officer and certain other executive officers in a taxable year to the extent that compensation to any such covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a shareholder approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and our shareholders to have the ability to potentially grant “qualified performance-based compensation” under Section 162(m) of the Code under the 2017 Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the 2017 Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Generally, compensation attributable to stock options, appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by shareholders (or, in the

13

EQUITY PLAN

case of stock options or appreciation rights, the increase in the value of the shares after the date of grant). Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements under Section 162(m) of the Code.

We are seeking shareholder approval of the material terms for “qualified performance-based compensation” under the 2017 Plan, including the performance measures and applicable individual grant limits under the 2017 Plan, as well as the individuals eligible to receive awards under the 2017 Plan, to have the flexibility to potentially grant awards under the 2017 Plan that may be deductible for federal income tax purposes. If our shareholders approve the material terms for “qualified performance-based compensation” under the 2017 Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2017 Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2022 Annual Meeting of Shareholders (in other words, for about five years).

The actual text of the 2017 Plan is attached to this proxy statement as Appendix B. The following description of the 2017 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.

Why We Recommend That You Vote for this Proposal

The 2017 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on, Common Shares or factors that may influence the value of our shares, plus cash incentive awards, for the purpose of attracting and retaining non-employee Directors and officers and other key employees and service providers of the Company and its subsidiaries, and to provide to such persons incentives and rewards for service or performance. Some of the key features of the 2017 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and Directors and that the ability to provide equity-based and incentive-based awards under the 2017 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and Directors.

The use of Common Shares as part of our compensation program is also important to our continued success because equity-based awards are an essential component of our compensation program for key employees, as they link compensation with long-term shareholder value creation and reward participants based on the Company’s performance. As discussed in further detail in the “Compensation Discussion and Analysis”, equity compensation represents a significant portion of the compensation package for our Chief Executive Officer and other named executive officers. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards depends on the long-term value of our Common Shares. Our equity compensation program also helps us to attract and retain talent, targeting individuals who are motivated by pay-for-performance.

As of March 1, 2017, 940,126 Common Shares remained available for issuance under the 2010 Plan. If the 2017 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and Director compensation, which may not necessarily align employee and Director compensation interests with the investment interests of our shareholders as well as alignment provided by equity-based awards.

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2010 Plan and the potential shareholder dilution that would result if our proposed share authorization under the 2017 Plan is approved. The information below is as of March 1, 2017. As of that date, there were approximately 82,810,040 Common Shares outstanding:

Under the 2010 Plan:

•	Outstanding full-value awards (RSUs and performance shares – assuming maximum performance): 666,555 Common Shares (approximately 0.8% of our outstanding Common Shares);

14

EQUITY PLAN

•

Outstanding stock options and SARs: 2,096,611 Common Shares (approximately 2.5% of our outstanding Common Shares) (outstanding stock options and SARs have an average exercise price of $30.05 and an average remaining term of 8 years);

•	Total Common Shares subject to outstanding awards as described above (full-value awards, stock options and SARs): 2,763,166 Common Shares (approximately 3.3% of our outstanding Common Shares);

•	Total Common Shares currently available for future awards under the 2010 Plan: 940,126 Common Shares (approximately 1.0% of our outstanding Common Shares); and

•

The total number of Common Shares subject to outstanding awards (2,763,166 Common Shares), plus the total number of Common Shares available for future awards under the 2010 Plan (940,126 Common Shares), represents a current overhang percentage of 4.5% (potential dilution of our shareholders represented by the 2010 Plan).

Under the 2017 Plan:

•

Proposed Common Shares available for awards under the 2017 Plan: Our new share request is for a total of 2,500,000 Common Shares. This would encompass the 940,126 Common Shares remaining available under the 2010 Plan and an additional 1,559,874 Common Shares. Any grants made from March 1, 2017 until the Annual Meeting of Shareholders (when this 2017 Plan is considered for approval) would be deducted from the request for additional shares. This request for shares represents about 3.0% of our outstanding Common Shares - this percentage reflects the dilution of our shareholders that would occur if the 2017 Plan is approved. Of the 2,500,000 Common Shares requested, no more than 1,000,000 would be granted as full value awards.

Total potential overhang or dilution under the 2017 Plan:

•

The total Common Shares subject to outstanding awards as of March 1, 2017 (2,763,166 Common Shares), plus the proposed Common Shares available for awards under the 2017 Plan (2,500,000 Common Shares), represent a total overhang of 5,263,166 shares (6.4%) under the 2017 Plan.

Based on the closing price on the New York Stock Exchange for our Common Shares on March 1, 2017 of $34.07 per share, the aggregate market value as of March 1, 2017 of the 2,500,000 Common Shares requested under the 2017 Plan was $85,175,000.

In fiscal years 2014, 2015 and 2016, we granted awards under the 2010 Plan covering 682,527 Common Shares, 478,080 Common Shares, and 650,890 Common Shares, respectively. Based on our basic weighted average of Common Shares outstanding for those three years of 89,338,258, 85,288,731, and 82,688,751, respectively, for the three-fiscal-year period 2014-2016, our average burn rate, not taking into account forfeitures, was 0.70% (our individual years’ burn rates were 0.76% for fiscal 2014, 0.56% for fiscal 2015, and 0.79% for fiscal 2016).

In determining the number of shares to request for approval under the 2017 Plan, our management team worked with our proxy solicitor and consultant and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2017 Plan.

If the 2017 Plan is approved, we intend to utilize the shares authorized under the 2017 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2017 Plan will last for about three years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in “Summary of Material Terms of the 2017 Plan,” our Compensation Committee would retain full discretion under the 2017 Plan to determine the number and amount of awards to be granted under the 2017 Plan, subject to the terms of the 2017 Plan, and future benefits that may be received by participants under the 2017 Plan are not determinable at this time.

15

EQUITY PLAN

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

Our Board recommends a vote FOR Proposal 4 to approve the PolyOne Corporation 2017 Equity and Incentive Compensation Plan.

2017 Plan Highlights

Administration. The 2017 Plan will generally be administered by the Compensation Committee.

Reasonable 2017 Plan Limits. Subject to adjustment as described in the 2017 Plan, total awards under the 2017 Plan are limited to 2,500,000 shares, (1) minus, as of the effective date of the 2017 Plan, one share for every one share subject to an award granted under the 2010 Plan between March 1, 2017 and the effective date, and (2) plus any shares made available under the 2017 Plan as described below in the “Share Counting” subsection. These shares may be shares of original issuance or treasury shares or a combination of the two.

The 2017 Plan also provides that, subject to adjustment as described in the 2017 Plan:

●	the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 2,500,000 Common Shares;

●

the aggregate number of Common Shares subject to awards of restricted stock, RSUs, performance shares, performance units, awards to non-employee Directors (other than stock options or SARs) and Other Awards (as defined below) (after taking into account any forfeitures and cancellations) will not, during the life of the 2017 Plan, exceed 1,000,000 Common Shares;

●

no participant will be granted stock options and/or SARs, in the aggregate, for more than 500,000 Common Shares during any calendar year, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary;

●

no participant will be granted awards of restricted stock, RSUs, performance shares and/or Other Awards that are Qualified Performance-Based Awards, in the aggregate, for more than 400,000 Common Shares during any calendar year, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary;

●

no participant in any calendar year will receive an award of performance units and/or other awards payable in cash (other than cash incentive awards) that are Qualified Performance-Based Awards, having an aggregate maximum value as of their respective grant dates in excess of $4,000,000, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary;

●

no participant in any calendar year will receive cash incentive awards that are Qualified Performance-Based Awards having an aggregate maximum value in excess of $4,000,000, except that such limit is multiplied by two for a participant’s first calendar year of service with the Company or any subsidiary; and

●

generally, no non-employee Director will be granted, in any period of one calendar year, awards under the 2017 Plan having an aggregate maximum value at the date of grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to the non-employee Director for the calendar year, in excess of $600,000.

16

EQUITY PLAN

A “Qualified Performance-Based Award” is any cash incentive award or award of performance shares, performance units, restricted stock, RSUs, or Other Awards that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the 2017 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2017 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2017 Plan, under circumstances further described in the 2017 Plan, but will not count against the aggregate share limit or other 2017 Plan limits described above.

Limited Share Recycling Provisions. Subject to certain exceptions described in the 2017 Plan, if any award granted under the 2017 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2017 Plan. The following Common Shares will not be added (or added back, as applicable) to the aggregate share limit under the 2017 Plan: (1) Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2017 Plan, (2) Common Shares withheld by us, tendered or otherwise used to satisfy a tax withholding obligation, and (3) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2017 Plan. Further, all Common Shares covered by SARs that are exercised and settled in shares, whether or not all Common Shares covered by the SARs are actually issued to the participant upon exercise, will not be added back to the aggregate number of shares available under the 2017 Plan. If a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the 2017 Plan.

Minimum Vesting Periods. The 2017 Plan provides that (subject to the discretionary acceleration provisions of the 2017 Plan), and except for awards under which up to an aggregate of 5% of the aggregate number of Common Shares available under the 2017 Plan may be granted:

●

Time-based restrictions on stock options, SARs, restricted stock, RSUs and Other Awards for participants other than non-employee Directors generally may not lapse solely by the passage of time sooner than after one year, unless the Compensation Committee specifically provides for continued vesting or for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a Change of Control (as defined below);

●

If restrictions on stock options, SARs, restricted stock, RSUs and Other Awards granted to participants other than non-employee Directors lapse based upon the achievement of management objectives, the applicable performance period must be at least one year, and the performance period for performance shares, performance units and cash incentive awards must be at least one year, unless the Compensation Committee specifically provides for continued vesting, earlier lapse or modification, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a Change of Control (subject to certain tax-related limitations); and

●	Awards under the 2017 Plan granted to non-employee Directors will not be subject to minimum vesting requirements.

No Repricing Without Shareholder Approval. The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2017 Plan or in connection with a Change of Control) is prohibited without shareholder approval under the 2017 Plan.

Change of Control Definition. The 2017 Plan includes a definition of “Change of Control,” which is set forth below.

17

EQUITY PLAN

Other Features.

●

The 2017 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2017 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

●	The 2017 Plan is designed to allow awards made under the 2017 Plan to be Qualified Performance-Based Awards.

Section 162(m)

As discussed above, one reason for submitting this proposal to shareholders is to obtain shareholder approval of the material terms for “qualified performance-based compensation” under the 2017 Plan for purposes of Section 162(m) of the Code. Such shareholder approval is expected to enable us to structure certain awards so that they may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

In particular, the 2017 Plan includes a list of performance measures upon one or more of which the Compensation Committee must condition a grant or vesting of a Qualified Performance-Based Award pursuant to the 2017 Plan, which measures are as follows (including relative or growth achievement regarding such metrics):

●

Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

●

Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

●	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, sales, and equity);

●	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

●	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

●	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

●

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth by targeted country, region or end market, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

●

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices (including succession planning and talent development) and employee benefits, supervision of litigation and information technology, and goals or synergies relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In addition to the performance measures, the 2017 Plan also includes certain individual grant limits for equity or incentive awards that can be granted pursuant to the 2017 Plan, as further described above under the heading “2017 Plan Highlights.”

18

EQUITY PLAN

Summary of Material Terms of the 2017 Plan

Administration: The 2017 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2017 Plan. References to the “Committee” in this proposal refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2017 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2017 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2017 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2017 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2017 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee Directors or certain employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to Section 162(m) of the Code.

Eligibility: Any person who is selected by the Committee to receive benefits under the 2017 Plan and who is at that time an officer or other key employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2017 Plan. In addition, certain persons who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee Directors of the Company, may also be selected by the Committee to participate in the 2017 Plan. As of March 1, 2017, there were approximately 146 employees, zero consultants, and 9 non-employee Directors of the Company expected to participate in the 2017 Plan.

Shares Available for Awards under the 2017 Plan: Subject to adjustment as described in the 2017 Plan, the number of Common Shares available under the 2017 Plan for awards of:

●	stock options or SARs;

●	restricted stock;

●	RSUs;

●	performance shares or performance units;

●	other stock-based awards under the 2017 Plan;

●	awards to non-employee Directors; or

●	dividend equivalents paid with respect to awards under the 2017 Plan;

will be, in the aggregate, 2,500,000 Common Shares, (1) minus, as of the effective date, one share for every one share subject to an award granted under the 2010 Plan between March 1, 2017 and the effective date, and (2) plus any Common Shares that become available under the 2017 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of awards. Such shares may be shares of original issuance, treasury shares or a combination of the foregoing.

Other Share Limits Under the 2017 Plan: The 2017 Plan also includes certain other share limits, as described above under “2017 Plan Highlights.”

Subject to the discretionary acceleration provisions of the 2017 Plan, up to 5% of the aggregate number of Common Shares available for awards under the 2017 Plan, as may be adjusted pursuant to the 2017 Plan, may be used for awards that do not at grant comply with the applicable one-year minimum vesting and performance period requirements for such awards.

19

EQUITY PLAN

Share Counting: The aggregate number of Common Shares available under the 2017 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the 2017 Plan.

Subject to certain exceptions described in the 2017 Plan, if any award granted under the 2017 Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned, the Common Shares subject to the award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2017 Plan. If, after March 1, 2017, any Common Shares subject to an award granted under the 2010 Plan are forfeited, or an award granted under the 2010 Plan is cancelled or forfeited, expires or is settled in cash (in whole or in part), or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2017 Plan.

The 2017 Plan further provides that the following Common Shares will not be added (or added back, as applicable) to the aggregate number of Common Shares available under the 2017 Plan: (1) Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2017 Plan, (2) Common Shares withheld by us, tendered or otherwise used to satisfy a tax withholding obligation, (3) Common Shares subject to a SAR granted under the 2017 Plan that are not actually issued in connection with the settlement of such SAR on exercise, and (4) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2017 Plan. Further, if under the 2017 Plan a participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of Common Shares available under the 2017 Plan.

Common Shares issued or transferred pursuant to awards granted under the 2017 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, and shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2017 Plan, but will not be added to the share limits under the 2017 Plan if such award is cancelled or forfeited, expires or is settled for cash (in whole or in part).

Types of Awards Under the 2017 Plan: Pursuant to the 2017 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Shares.

Generally, each grant of an award under the 2017 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2017 Plan. A brief description of the types of awards which may be granted under the 2017 Plan is set forth below.

Stock Options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the 2017 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service before any stock option or portion of a stock option will become exercisable (subject to the minimum vesting requirements described above). Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of a Change of Control.

Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by

20

EQUITY PLAN

the actual or constructive transfer to the Company of Common Shares owned by the participant (or certain other consideration authorized under the 2017 Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2017 Plan may not provide for dividends or dividend equivalents. The exercise of a stock option will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right (as defined below).

Subject to certain limitations described in the 2017 Plan, the Committee may substitute, without receiving a participant’s permission, SARs payable only in Common Shares (or SARs payable in Common Shares or cash, or a combination of both) for outstanding stock options. However, the terms of the substituted SARs must be substantially the same as the terms for the stock options and the difference between the fair market value of the underlying Common Shares and the base price of the SARs must be equivalent to the difference between the fair market value of the underlying Common Shares and the exercise price of the stock options.

Appreciation Rights: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (1) to any optionee, of Tandem Appreciation Rights in respect of stock options granted under the 2017 Plan, and (2) to any participant, of Free-Standing Appreciation Rights. A “Tandem Appreciation Right” is a right of the optionee, exercisable by surrender of the related stock options, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the spread between the exercise price of such related stock options and the value of the Common Shares (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may generally be granted at any time prior to the exercise or termination of the related stock options. However, a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A “Free-Standing Appreciation Right” is a right of the participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the spread between the base price of such Free-Standing Appreciation Right and the value of the Common Shares (not exceeding 100%) at the time of exercise.

Each Evidence of Award with respect to a grant of SARs will describe such SARs, identify the related stock options (if applicable), and contain such other terms and provisions, consistent with the 2017 Plan, as the Committee may approve. Appreciation rights may provide for continued vesting or earlier exercise, including in the case of retirement, death or disability of the participant or in the event of a Change of Control. Any grant of SARs may specify management objectives that must be achieved as a condition of the exercise of such SARs. A SAR may be paid in cash, Common Shares or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a Free-Standing Appreciation Right will be equal to or greater than the fair market value of a Common Share on the date of grant. Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related stock option is also exercisable and at a time when the spread is positive, and by surrender of the related stock option for cancellation. For the avoidance of doubt, except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the option price of the stock option to which the Tandem Appreciation Right relates will be equal to or greater than the fair market value of a Common Share on the date of grant of the stock option. The term of a Free-Standing Appreciation Right may not extend more than ten years from the date of grant. Appreciation rights granted under the 2017 Plan may not provide for dividends or dividend equivalents.

Restricted Stock: Restricted stock constitutes an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved (subject to the minimum vesting requirements described above). Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

21

EQUITY PLAN

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Each grant of restricted stock may specify in respect of such management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional shares of restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock.

Notwithstanding the minimum vesting requirements described above, restricted stock may provide for continued vesting or the earlier termination of restrictions on such restricted stock, including in the event of retirement, death or disability of the participant or a Change of Control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a Change of Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Restricted Stock Units: RSUs awarded under the 2017 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify (subject to the minimum vesting requirements described above). Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of Common Shares on the date of grant.

If a grant of RSUs specifies that the restriction period will terminate only upon the achievement of management objectives or that the RSUs will be earned based on the achievement of management objectives, then each grant of RSUs may specify in respect of such management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of RSUs on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

Notwithstanding the minimum vesting requirements described above, RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or in the event of a Change of Control, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a Change of Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

During the restriction period applicable to RSUs, the participant will have no rights of ownership in the Common Shares underlying the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional Common Shares, but dividend equivalents or other distributions on Common Shares underlying the RSUs will be deferred until and paid contingent upon vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned.

Cash Incentive Awards, Performance Shares, and Performance Units: Performance shares, performance units and cash incentive awards may also be granted to participants under the 2017 Plan. A performance share is a bookkeeping entry that records the equivalent of a Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a Change of Control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

22

EQUITY PLAN

These awards, when granted under the 2017 Plan, become payable to participants based upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to a cash incentive award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels but falls short of maximum achievement. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in Common Shares, in restricted stock or RSUs, or in any combination thereof.

Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time (not less than one year) determined by the Committee and within which the management objectives relating to such award are to be achieved. Notwithstanding the minimum vesting requirement described in this paragraph, the performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death or disability of the participant or a Change of Control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a Change of Control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

Awards to Non-Employee Directors: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of stock options, SARs or other awards and may also authorize the grant or sale of Common Shares, restricted stock or RSUs to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Committee and will be evidenced by an Evidence of Award in such form as will be approved by the Committee. Such awards will not be required to be subject to any minimum vesting period. Such awards may provide for continued vesting or earlier vesting, including in the event of retirement, death or disability, or a Change of Control.

Each grant will specify in the case of stock options, an exercise price per share, and in the case of a Free-Standing Appreciation Right, a base price per share, which will generally not be less than the market value per share on the date of grant. Each stock option and Free-Standing Appreciation Right granted under the 2017 Plan to a non-employee Director will expire not more than ten years from the date of grant and will be subject to earlier termination as provided in the 2017 Plan. If a non-employee Director subsequently becomes an employee of the Company or a subsidiary while remaining a member of the Board, any award held under the 2017 Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, restricted stock, RSUs or other awards under the 2017 Plan in lieu of cash.

Other Awards: The Committee may, subject to limitations under applicable law and under the 2017 Plan, grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee (subject to the minimum vesting requirements described above). Common Shares delivered under an award in the nature of a purchase right granted under the 2017 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee determines.

23

EQUITY PLAN

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2017 Plan. The Committee may also grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2017 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee, in a manner than complies with Section 409A of the Code.

Notwithstanding the minimum vesting requirements described above, Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or in the event of a Change of Control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a Change of Control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Change of Control: The 2017 Plan includes a definition of “Change of Control.” In general, except as otherwise provided for in an Evidence of Award, Change of Control means the occurrence of any of the following events (subject to certain limitations and as further described in the 2017 Plan):

●

The acquisition by a person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes the person to own 25% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (“Outstanding Company Voting Securities”), excluding (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of the third bullet below. However, if any person’s beneficial ownership of Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in (A) or (B) above, and such person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition will be treated as an acquisition that causes such person to own 25% or more of the Outstanding Company Voting Securities. Further, if at least a majority of the members of the Incumbent Board determines in good faith that a person has acquired beneficial ownership of 25% or more of the Outstanding Company Voting Securities inadvertently, and such person divests as promptly as practicable a sufficient number of shares so that such person beneficially owns less than 25% of the Outstanding Company Voting Securities, then no Change of Control will have occurred as a result of such person’s acquisition;

●

Individuals who, as of May 11, 2017, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the 2017 Plan (subject to certain exceptions);

●

The Company closes a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding Common Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly, or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

●

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of the third bullet above.

24

EQUITY PLAN

Management Objectives; Qualified Performance-Based Awards: The 2017 Plan permits the Company to grant both Qualified Performance-Based Awards and awards that are not intended to be Qualified Performance-Based Awards, and provides that the awards set forth above generally may be granted subject to the achievement of specified management objectives.

Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2017 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.

The Committee may grant awards subject to management objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Under the 2017 Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics set forth above under the heading “Section 162(m).”

Additionally, in the case of a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. Management objectives that are financial metrics may be determined in accordance with GAAP or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a participant’s death or disability or a Change of Control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Transferability of Awards: Except as otherwise provided by the Committee, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2017 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2017 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the 2017 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Shares covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the 2017 Plan; (2) if applicable, the number of and kind of Common Shares covered by Other Awards granted pursuant to the 2017 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent

25

EQUITY PLAN

dilution or enlargement of the rights of participants or optionees that otherwise would result from (A) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (B) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (C) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a Change of Control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2017 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or Change of Control of the Company, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments in the numbers of Common Shares available for issuance under the 2017 Plan and the share limits of the 2017 Plan as the Committee in its sole discretion in good faith determines to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a Change of Control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, Other Awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The 2017 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Detrimental Activity and Recapture: Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the 2017 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2017 Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2017 Plan as then in effect unless the 2017 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2017 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in

26

EQUITY PLAN

the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold such Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the 2017 Plan to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the maximum amount of taxes that could be required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No Right to Continued Employment: The 2017 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2017 Plan: The 2017 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the 2010 Plan on or after the date on which our shareholders approve the 2017 Plan, provided that outstanding awards granted under the 2010 Plan will continue unaffected following such date.

Amendment and Termination of the 2017 Plan: The Board (and only the Board) may amend the 2017 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2017 Plan, (2) would materially increase the number of shares which may be issued under the 2017 Plan, (3) would materially modify the requirements for participation in the 2017 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2017 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively, except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. Except in the case of certain adjustments permitted under the 2017 Plan, no such amendment may be made that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the 2017 Plan, notwithstanding the minimum vesting requirements described above, and including in the case of termination of employment or service due to death, disability or normal or early retirement, in the case of unforeseeable emergency or other circumstances or in the event of a Change of Control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2017 Plan (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).

The Board may, in its discretion, terminate the 2017 Plan at any time. Termination of the 2017 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2017 Plan on or after the tenth anniversary of the effective date of the 2017 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2017 Plan.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2017 Plan because the grant and actual pay-out of awards under the 2017 Plan are subject to the discretion of the plan administrator.

27

EQUITY PLAN

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2017 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2017 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to shares of restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•	at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•	at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

28

EQUITY PLAN

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the 2017 Plan, such as time-vested restricted stock and RSUs, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the 2017 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2017 Plan by our shareholders.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,792,671	$25.73	1,577,686 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,792,671	$25.73	1,577,686

(1)	In addition to options, warrants and rights, the Amended and Restated PolyOne Corporation 2010 Equity and Performance Incentive Plan (the 2010 Plan) authorizes the issuance of restricted stock, RSUs, performance shares and awards to non-employee Directors. The 2010 Plan limits the total number of shares that may be issued as one or more of these types of awards to 2.6 million. On May 14, 2015 our shareholders approved an amendment to this plan whereby, among other provisions, a total of 6.2 million Common Shares are reserved for grant under the 2010 Plan.

Our current Directors had a total of 182,630 shares deferred as of December 31, 2016 (including the fourth quarter dividend declared on October 13, 2016 to shareholders of record on December 16, 2016, which was paid on January 6, 2017). The deferred shares are held in a trust and are currently part of our outstanding Common Shares.

29

AUDIT

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017. The Board recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditor. The Board is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2016.

Our Board recommends a vote FOR Proposal 5 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Independent Registered Public Accountant Services and Related Fee Arrangements

Services provided by Ernst & Young LLP, our independent registered public accounting firm, and related fees in each of the last two fiscal years were as follows:

Audit Fees.    Audit services include the annual audit of the consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, the issuance of comfort letters and consents, review of registration statements filed with the SEC, accounting and financial reporting consultations and international statutory audits. Fees for audit services totaled $3.5 million in 2016 and $3.7 million in 2015. The full Audit Committee or the Chair of the Audit Committee pre-approved all audit services and related fee arrangements for 2016 in accordance with the Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements.

Audit-Related Fees.    Audit-related services principally include employee benefit plan audits, accounting consultations, attest services that are not required by statute or regulation and other international attest services not classified as audit fees. Fees for audit-related services totaled $0.1 million in both 2016 and 2015. The Audit Committee pre-approved all audit-related fee arrangements billed for 2016.

Tax Fees.    Tax services include tax compliance, tax advice and tax planning. Fees for tax services totaled $3.1 million in 2016 and $1.7 million in 2015. The Audit Committee pre-approved all tax fee arrangements billed in 2016.

All Other Fees.    No fees for other services were billed in 2016 and 2015.

Our Audit Committee Pre-Approval Policy for all Audit and Non-Audit Services and Related Fee Arrangements (the “Pre-Approval Policy”) requires our Audit Committee to pre-approve all audit and non-audit services performed by Ernst & Young LLP in order to assure that the provision of such services and related fee arrangements do not impair Ernst & Young LLP’s independence. Under the Pre-Approval Policy, the Audit Committee may delegate

30

AUDIT

pre-approval authority to one or more of its members, and the member or members to whom the Audit Committee delegates such authority must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has formally delegated this pre-approval authority to its Chair. Management has no authority to approve services performed by Ernst & Young LLP that have not been pre-approved by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Ernst & Young LLP will provide us a description of work scope and supporting back-up documentation regarding the specific services they will provide. At each meeting of the Audit Committee, the current year’s previously pre-approved independent auditor fees along with any proposed revisions will be presented for approval. Any interim requests between Audit Committee meetings to provide services that require separate pre-approval will be submitted to the Audit Committee or the Audit Committee Chair by Ernst & Young LLP and our Chief Financial Officer, or Controller, and must include a statement as to whether, in each of their respective views, the request is consistent with the Commission’s rules on auditor independence.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities to shareholders relating to the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal and independent auditors. The Committee approves, subject to shareholder ratification, the appointment of the Company’s independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm. The Audit Committee through its Chairperson is also directly involved in the selection of Ernst & Young LLP’s lead engagement partner, which occurs every five years. The next lead engagement partner rotation will occur in 2017. PolyOne’s Audit Committee believes that the continued retention of Ernst & Young LLP to serve as PolyOne’s independent registered public accounting firm is in the best interests of PolyOne and its shareholders. In making such determination, the Audit Committee considers, among other things, an evaluation of Ernst & Young’s performance as well as the impact of changing auditors. Ernst & Young LLP has been retained as PolyOne’s independent registered public accounting firm continuously since 2000.

Management has the primary responsibility for the completeness and accuracy of the Company’s consolidated financial statements and disclosures, the financial reporting process and the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with management and the independent auditor including any significant changes in the Company’s selection or application of accounting principles. The Committee also reviewed and discussed with management and the independent auditor management’s report on internal control over financial reporting, including the significance and status of control deficiencies identified and the results of remediation efforts undertaken, to determine the effectiveness of internal control over financial reporting at December 31, 2016. The Committee reviewed with the independent auditor, which has the responsibility for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles and applicable rules and regulations, their judgments as to the quality, not just the acceptability, of PolyOne’s critical accounting principles and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Committee also reviewed with the independent auditor its report on the Company’s internal control over financial reporting at December 31, 2016, including the basis for its conclusions. The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by applicable auditing standards. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and the Committee has discussed with Ernst & Young LLP their firm’s independence from management and PolyOne. The Committee has pre-approved all audit, audit-related and non-audit services and fees provided to the Company by the independent auditor. Based upon the Committee’s considerations, the Committee has concluded that Ernst & Young LLP is independent. The Committee discussed with PolyOne’s internal and independent auditors the overall scope and audit plans and evaluated their performance. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PolyOne’s internal control over financial reporting, and the overall quality of PolyOne’s financial reporting.

31

AUDIT

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The Committee has re-appointed Ernst & Young as independent auditor for the year 2017.

All members of the Audit Committee concur with this report.

The Audit Committee of

the Board of Directors

Richard H. Fearon

William R. Jellison

Sandra B. Lin

Richard A. Lorraine, Chairperson

William A. Wulfsohn

February 15, 2017

32

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of the members of our Board should be “independent.” To be considered independent, the Board, with input and a recommendation from the Nominating and Governance Committee, must affirmatively determine that a given Director is free from any business, family or other relationship that would reasonably be expected to interfere with the exercise of independent judgment as a Director. Under categorical independence standards adopted by our Board, the Board must determine that a Director is not independent if he or she fails to meet the independence standards under the listing standards of the New York Stock Exchange (“NYSE”).

In addition, our categorical independence standards provide that the following categories of relationships between an outside Director and the Company will be treated as immaterial for purposes of determining a Director’s independence.

•	If the Director is an executive officer, other employee or director of any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years where the amount involved in such transaction in any such fiscal year was less than the greater of $1 million or 2% of the organization’s consolidated gross revenues for that year;

•	If the Director is a director of any organization to which the Company has made, or from which the Company has received payments for property or services, and the Director was not involved in the negotiations of the terms of the transaction, did not, to the extent applicable, provide any services directly to the Company, and did not receive any special benefits as a result of the transaction; or

•	If the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization, in the aggregate are less than the greater of $1 million or 2% of that organization’s latest publicly available annual consolidated gross revenues.

Our categorical independence standards and the material relationship considerations set forth above are found within our Corporate Governance Guidelines, which are available on our website at www.polyone.com, under “Governance” on our investor relations page.

Our Board performed its independence review earlier this year. In applying the categorical standards set forth above and assessing the materiality of any relationships, the Board affirmatively determined that each of Richard H. Fearon, Gregory J. Goff, William R. Jellison, Sandra B. Lin, Richard A. Lorraine, Kim Ann Mink, William H. Powell, Kerry J. Preete, Farah M. Walters and William A. Wulfsohn is independent and meets the categorical independence standards described above, has no material relationship with the Company other than that arising solely from the capacity as a Director and, in addition, satisfies the independence requirements of the NYSE, including the NYSE independence standards applicable to the committees on which each such Director serves.

Lead Director

Our independent Directors meet regularly in executive sessions. Our Corporate Governance Guidelines provide that the independent Directors are to select a Lead Director to preside at executive sessions. The Lead Director acts as the key liaison between the independent Directors and Mr. Patterson as Chairman of our Board and our Chief Executive Officer (“CEO”). The Lead Director is also responsible for coordinating the activities of the other independent Directors and for performing various other duties as may from time to time be determined by the independent Directors. Mr. Fearon has served as our Lead Director since May 2015.

33

CORPORATE GOVERNANCE

Board Leadership Structure

Mr. Patterson is the Chairman of our Board and our CEO. The Board believes that this leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors, our corporate governance practices and our Lead Director’s role. Having a Lead Director role helps to ensure greater communication between management and the independent Directors, increases the independent Directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of PolyOne. The Board believes that this approach serves to strike an effective balance between management and independent Director participation in the board process.

Board’s Oversight of Risk

Our Board oversees a company-wide approach to risk management that is designed to support the achievement of our strategic objectives and improve long-term organizational performance, which we believe will enhance shareholder value. The Board believes that risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for PolyOne overall.

Our Board administers its risk oversight function directly and through its Audit Committee and Environmental, Health and Safety Committee. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Environmental, Health and Safety Committee periodically reviews with management the significant risks or exposures faced by PolyOne relating to safety, health, environmental, security and product stewardship standards and practices. Our Board oversees and monitors these committees in exercising their responsibilities relating to risk. Our Board also provides direct oversight on risk management as it relates to our capital structure, our borrowing and repayment of funds, financial policies, management of foreign exchange risk and other matters of financial risk management, including the utilization of financial derivative products, insurance coverage strategies, banking relationships and other financial matters.

Our Board sets the appropriate “tone at the top” when it comes to risk tolerance and management. Our Board ensures that the risk management processes designed and implemented by our management team are adapted to the Board’s corporate strategy and are functioning as directed. The Board also participates in an ongoing effort to assess and analyze the most likely areas of future risk for the Company by asking our management team to discuss the most likely sources of material future risks and how we are addressing any significant potential vulnerability.

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that certain important categories of risk are assigned to committees that consist of independent Directors. These committees receive, review and evaluate management reports on risk, thereby preserving the benefit of independent risk oversight. The Board believes that the leadership structure of our Board is appropriate given the Board’s oversight of risk as described above.

Code of Ethics, Code of Conduct and Corporate Governance Guidelines

In accordance with applicable NYSE listing standards and SEC regulations, the Board has adopted a Code of Ethics, Code of Conduct and Corporate Governance Guidelines. These are also posted and available on our website at www.polyone.com, under “Corporate Governance” on our investor relations page.

Our Corporate Governance Guidelines contain a policy relating to majority voting. Pursuant to the policy, any nominee for election as a Director of the Board who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. Neither abstentions nor broker non-votes will be deemed to be votes for or withheld from a Director’s election for purposes of the policy, regardless of the rules treating broker non-votes as withheld in uncontested elections of Directors. The Nominating and Governance Committee (without the participation of the affected Director) will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will then take appropriate action on each tendered resignation, taking into account the Nominating and

34

CORPORATE GOVERNANCE

Governance Committee’s recommendation. The Nominating and Governance Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and to PolyOne, and the results of the most recent evaluation of the tendering Director’s performance by the other members of the Board. The Board will promptly disclose its decision whether to accept or reject the Director’s tendered resignation and, if applicable, the reasons for rejecting the tendered resignation.

Communication with Board

Shareholders and other interested parties who wish to communicate directly with the Board as a group, the non-management or independent Directors as a group, or with any individual Director may do so by writing to the Secretary, PolyOne Corporation, 33587 Walker Road, Avon Lake, Ohio 44012. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is either a “Shareholder-Board of Directors Communication” or an “Interested Party-Board of Directors Communication,” as appropriate.

The Secretary will review all such correspondence and regularly forward to the Board a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

Board and Committees

Board Attendance

The Board met six times during 2016, the calendar year being our fiscal year. Each member of our Board attended at least 75% of the meetings held by our Board and the meetings held by the committees of our Board on which such member served during the period for which he or she served as a Director. Each Director is expected to attend the Annual Meeting. In 2016, all of our Directors serving at that time attended the Annual Meeting.

Board Committees

As of the date of this proxy statement, our Board has 11 Directors and the following four committees: Audit, Compensation, Nominating and Governance, and Environmental, Health and Safety. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in detail in each committee’s written charter, which is located on our website at www.polyone.com under “Corporate Governance” on our investor relations page.

35

CORPORATE GOVERNANCE

Audit Committee – Primary Responsibilities and Requirements
●	Meets with appropriate financial and legal personnel and independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements	NUMBER OF MEETINGS IN 2016: 9
●	Exercises oversight of our independent auditors, internal auditors and financial management	COMMITTEE MEMBERS: R.H. Fearon W.R. Jellison S.B. Lin R.A. Lorraine (C) W.A. Wulfsohn
●	Appoints the independent auditors to serve as auditors in examining our corporate accounts
●	All members of the Audit Committee meet (1) the financial literacy and independence requirements as set forth in the NYSE listing standards; and (2) the requirements of an “audit committee financial expert” as defined by the SEC
●	PolyOne’s common shares are listed on the NYSE and are governed by its listing standards

C Chair of the Committee

Compensation Committee – Primary Responsibilities and Requirements
●	Reviews and approves the compensation and other benefits afforded our executive officers and other highly-compensated personnel, and has similar responsibilities with respect to non-employee Directors, except that the Compensation Committee’s actions and determinations for Directors are subject to the approval of the Board	NUMBER OF MEETINGS IN 2016: 5
●	Works with PolyOne senior management in human resources, legal and finance departments to provide oversight for all of our broad-based compensation and benefit programs and provides policy guidance and oversight on selected human resource policies and practices	COMMITTEE MEMBERS: W.H. Powell (C) K.J. Preete F.M. Walters W.A. Wulfsohn
●	Directly engages the resources of one or more independent outside compensation consultants to assess the competitiveness and overall appropriateness of our executive compensation programs*
●	Assesses the independence of its consultants **
●	Oversees the process by which the Board annually evaluates the performance of the CEO
●	All members of the Compensation Committee have been determined to be independent as defined by the NYSE listing standards

C Chair of the Committee

* In 2016, Willis Towers Watson (the “Consultant”) provided the Compensation Committee with comparative compensation information with respect to base salaries and annual and long-term incentive targets to provide the Compensation Committee with a general understanding of current compensation practices in the market. More detailed information about the compensation awarded to our Named Executive Officers in 2016 is provided in the “Compensation Discussion and Analysis” section of this proxy statement. The Consultant maintains regular contact with the Compensation Committee and interacts with management to gather the data needed to prepare reports for Compensation Committee review.

**The Compensation Committee periodically reviews the relationship with the Consultant including the level and quality of services provided, as well as fees for those services. In addition, expenses for other consulting services provided to PolyOne by the Consultant that are not related to executive compensation are monitored to ensure that executive compensation consultant independence is maintained. The Consultant provided us with services under $120,000 that were in addition to the services provided in connection with its advice and recommendations on the amount or form of executive and Director compensation.

36

CORPORATE GOVERNANCE

The Compensation Committee considered all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”), in assessing the independence of the Consultant. The Compensation Committee reviewed each factor as well as information provided by the Consultant that related to and was responsive to each factor, which assisted in the assessment. Upon completing this assessment, the Compensation Committee also determined that no “conflicts of interest have been raised by the work performed by the Consultant.”

Nominating and Governance Committee – Primary Responsibilities and Requirements
●	Identify individuals qualified to become Board members, consistent with criteria approved by the Board*	NUMBER OF MEETINGS IN 2016: 2
●	Select, or recommend that the Board select, the Director nominees for the next Annual Meeting
●	Consider and recommend to the Board annual Committee assignments	COMMITTEE MEMBERS: R.H. Fearon (C) G.J. Goff R.A. Lorraine F.M. Walters
●	Develop, review and recommend to the Board corporate governance guidelines applicable to PolyOne and directorship practices
●	Oversee the annual evaluation of the Board
●	All members of the Nominating and Governance Committee have been determined to be independent as defined by the NYSE listing standards

C Chair of the Committee

* The Nominating and Governance Committee will consider shareholder suggestions for nominees for election to our Board. A shareholder that wishes to suggest a Director candidate for consideration by the Nominating and Governance Committee should follow the same procedures described for shareholder nominations for Director in the “Proposal 1 – Election of Board of Directors” section of this proxy statement. The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board are selected on the basis of the following criteria:

•	Business or professional experience;
•	Knowledge and skill in certain specialty areas such as accounting and finance, international markets, physical sciences and technology or the polymer or chemical industry;
•	Personal characteristics such as ethical standards, integrity, judgment, leadership and the ability to devote sufficient time to our affairs;
•	Substantial accomplishments with demonstrated leadership capabilities;
•	Freedom from outside interests that conflict with our best interests;
•	The diversity of backgrounds and experience each member will bring to the Board; and
•	Our needs from time to time.

The Nominating and Governance Committee believes that having a diverse Board leads to more innovation, unique thinking and better governance. We consider diversity to include differences in race, gender and national origin, as well as differences in viewpoint, background, experience and skills. Diversity is a key characteristic that we will consider, and instruct any third-party search firm we use to consider, in searches for future Board members.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Nominating and Governance Committee has established these criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Nominating and Governance Committee in the same manner as any other nominee for election to the Board. Finally, if the Nominating and Governance Committee determines that a candidate should be nominated for election to the Board, the Nominating and Governance Committee will present its findings and recommendation to the full Board for approval.

37

CORPORATE GOVERNANCE

The Nominating and Governance Committee is responsible for ensuring that the Board evaluates its performance on an annual basis. The Director evaluation process includes self-evaluation of the Board as a whole and of each Board committee, as well as a peer evaluation. In addition, the Lead Director discusses overall Board effectiveness with each individual Director on an annual basis.

Environmental, Health and Safety Committee – Primary Responsibilities and Requirements
●

The Environmental, Health and Safety Committee exercises oversight with respect to our environmental, health, safety, security and product stewardship policies and practices and our compliance with related laws and regulations

NUMBER OF MEETINGS IN 2016: 2
COMMITTEE MEMBERS: G.J. Goff (C) S.B. Lin K.A. Mink R.M. Patterson K.J. Preete

C Chair of the Committee

Board Refreshment

The Nominating and Governance Committee is charged with reviewing the composition of the Board and refreshing the Board as appropriate. In the past five years, the Committee has brought on four new independent Directors. In terms of tenure, 46% of our Board has five or less years of service; 36% of our Board has five to ten years of service; and 18% of our Board has more than ten years of service. Our Corporate Governance Guidelines provide that non-employee Directors may not stand for re-election following the date of the Director’s 72nd birthday, although the Board may waive this limitation if it determines such waiver to be in the best interests of the Company. Further the Board annually assesses its effectiveness through a robust evaluation process, as described above.

38

NON-EMPLOYEE DIRECTOR COMPENSATION

2016 NON-EMPLOYEE DIRECTOR COMPENSATION

In the first three quarters of 2016, we paid our non-employee Directors a retainer at an annual rate of $200,000 (payable in quarterly installments in arrears) consisting of $90,000 in cash and $110,000 in value of fully vested common shares. In 2016, the Compensation Committee analyzed competitive market data provided by the Consultant relating to both the cash retainer and the equity award value. These compensation elements were benchmarked against PolyOne’s peer group as well as a general industry group consisting of 140 comparably-sized general industry (excluding financial services) companies with median revenues of approximately PolyOne’s size. This analysis demonstrated that the Directors’ compensation was slightly below the median of our peer group. As a result, and effective as of the fourth quarter of 2016, the Board increased the annual retainer rate to $210,000 (payable in quarterly installments in arrears), consisting of $95,000 in cash and $115,000 in value of fully vested common shares, to better align the Directors’ cash retainer and equity award value with current market levels.

We pay individual meeting fees only as follows: $2,000 for each unscheduled Board and committee meeting attended; and $1,000 for participation in each unscheduled significant telephonic Board and committee meeting. In addition, the Lead Director and chairpersons of the following committees receive the additional fixed annual cash retainers (payable in quarterly installments in arrears) listed below, which were not increased in 2016 with the exception of the Audit Committee Chair and Compensation Committee Chair retainers, which were increased effective as of the fourth quarter of 2016 as indicated below to align with the market median. We reimburse Directors for expenses associated with each meeting attended.

Role	Annual Cash Retainers January 1st – September 30th	Annual Cash Retainers As of October 1st
Lead Director	$25,000	$25,000
Chair, Audit Committee	$16,000	$20,000
Chair, Compensation Committee	$12,500	$15,000
Chair, Environmental, Health and Safety Committee	$10,000	$10,000
Chair, Nominating and Governance Committee	$10,000	$10,000

Non-employee Directors may defer payment of all or a portion of their annual cash retainer under our Deferred Compensation Plan for Non-Employee Directors (“Deferred Compensation Plan”), which was amended and restated effective May 20, 2014. Directors may also elect to have their cash retainer converted into our common shares. These shares, as well as the annual retainer consisting of fully vested common shares, may also be deferred under the Deferred Compensation Plan. In 2016, we awarded shares to Directors under our Long-Term Incentive Plan (as defined herein). Deferred compensation, whether in the form of cash or common shares, is held in trust for the participating Directors. Interest is earned on the cash amounts and dividends, if any, on the deferred common shares are accrued for the benefit of the participating Directors.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total (c) ($)
R.H. Fearon	126,250	111,253	237,503
G.J. Goff	101,250	111,253	212,503
W.R. Jellison	91,274	111,253	202,527
S.B. Lin	91,250	111,253	202,503
R.A. Lorraine	108,250	111,253	219,503
W.H. Powell	104,375	111,253	215,628
K.J. Preete	91,250	111,253	202,503
F.M. Walters	91,250	111,253	202,503
W.A. Wulfsohn	91,250	111,253	202,503

39

NON-EMPLOYEE DIRECTOR COMPENSATION

Fees Earned or Paid in Cash (column (a))

Non-employee Directors may defer payment of all or a portion of their annual cash retainer (payable in quarterly installments in arrears), as well as meeting and committee chairperson fees, into the Deferred Compensation Plan. Fees are prorated based upon time served as a Director or committee chairperson in any applicable quarter.

Stock Awards (column (b))

Our non-employee Directors’ stock compensation consisted of an annual award (payable in quarterly installments in arrears) of fully vested common shares, which the Directors could elect to defer. We determined the number of shares to be granted each quarter by dividing the applicable dollar value by the arithmetic average of the high and low stock price on the last trading day of each quarter and rounding to a whole share as partial shares are not issued. We used the following quarterly per share fair market values, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), in calculating the number of shares: March 31, 2016 — $30.495 (902 shares); June 30, 2016 — $34.995 (786 shares); September 30, 2016 — $33.770 (814 shares); and December 31, 2016 — $32.305 (890 shares). The value of the stock award is prorated based upon time served as a Director in any applicable quarter.

Option Awards Outstanding and Fully-Vested Deferred Shares

As of December 31, 2016, there were no outstanding stock options held by non-employee Directors, and no stock option exercises were conducted by our Directors in 2016. The number of fully-vested deferred shares held in an account for each Director at the end of the fiscal year is set forth below:

Name	Deferred Stock Awards: Number of Deferred Shares(1) (#)
R.H. Fearon	-
G.J. Goff	-
W.R. Jellison	7,688
S.B. Lin	14,588
R.A. Lorraine	61,436
W.H. Powell	51,457
K.J. Preete	9,659
F.M. Walters	16,961
W.A. Wulfsohn	20,841

(1)	Dividends paid on shares held in the Deferred Compensation Plan are reinvested in shares of PolyOne stock through a dividend reinvestment feature of the Plan. The number of deferred shares includes shares acquired through dividend reinvestment from 2011 through 2016 (including the fourth quarter dividend declared on October 13, 2016 to shareholders of record on December 16, 2016, which was paid on January 6, 2017).

40

OWNERSHIP OF POLYONE SHARES

OWNERSHIP OF POLYONE SHARES

Beneficial Ownership of Our Common Shares

The following table shows the number of our common shares beneficially owned on February 28, 2017 (including shares the individuals have a right to acquire within 60 days of that date) by each of our Directors, each of the executive officers named in the 2016 Summary Compensation Table below and by all Directors and executive officers as a group.

Name	Number of Shares Owned(1)	Right to Acquire Shares	Total Beneficial Ownership
Richard H. Fearon	86,254	-	86,254
Gregory J. Goff	20,164	-	20,164
William R. Jellison	14,688(4)	-	14,688
Sandra B. Lin	16,592(4)	-	16,592
Richard A. Lorraine	61,436(4)	-	61,436
Kim Ann Mink	(2)	(2)	(2)
William H. Powell	80,856(4)	-	80,856
Kerry J. Preete	16,347(4)	-	16,347
Farah M. Walters	165,405(4)	-	165,405
William A. Wulfsohn	20,841(4)	-	20,841
Robert M. Patterson	236,674	63,439(5)	300,113
Bradley C. Richardson	28,344	2,165(5)	30,509
John V. Van Hulle	2,945	31,537(5)	34,482
Michael A. Garratt	5,563	1,110(5)	6,673
Craig M. Nikrant	56,142	18,669(5)	74,811
Stephen D. Newlin(3)	249,224	43,117(5)	292,341
23 Directors and executive officers as a group	1,152,896	194,186(5)	1,347,082

(1)	Except as otherwise stated in the following notes, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or other immediate family member of the individual or with certain trusts. It includes an approximate number of shares credited to the Named Executive Officers’ accounts in our Retirement Savings Plan (as defined herein), a tax-qualified defined contribution plan. The number of common shares allocated to these individuals from the Retirement Savings Plan is provided by the administrator in a statement for the period ending February 28, 2017, based on the market value of the applicable units held by the individual. Additional common shares may have been allocated to the accounts of participants in the Retirement Savings Plan since the date that the last statement was received from the administrator. No Director or executive officer beneficially owned, on February 28, 2017, more than 1% of our outstanding common shares. As of that date, the Directors and executive officers as a group beneficially owned approximately 1.6% of the outstanding common shares.

(2)	Ms. Mink was elected to the Board of Directors on March 8, 2017 (after the date used in the table for determination of ownership).

(3)	Mr. Newlin served as PolyOne’s Executive Chairman. Beneficial ownership information for the number of shares owned for Mr. Newlin is based on information contained in the last Form 4 with respect to PolyOne filed by him.

(4)	With respect to the Directors, beneficial ownership includes shares held under the Deferred Compensation Plan for Non-Employee Directors as follows: W.R. Jellison, 7,688 shares; S.B. Lin, 14,588 shares; R.A. Lorraine, 61,436 shares; W.H. Powell, 51,457 shares; K.J. Preete, 9,659 shares; F.M. Walters, 16,961 shares; and W.A. Wulfsohn, 20,841 shares.

(5)	Includes the number of shares that would be acquired if the individuals’ outstanding and exercisable stock-settled stock appreciation rights were exercised within 60 days of February 28, 2017 at $33.68, the closing market price of PolyOne’s common shares on February 28, 2017. For Messrs. Patterson and Newlin and certain other executive officers, this amount also includes the number of restricted stock units scheduled to vest within 60 days of February 28, 2017.

41

OWNERSHIP OF POLYONE SHARES

The following table shows information relating to all persons who, as of February 28, 2017, were known by us to beneficially own more than five percent of our outstanding common shares based on information provided in Schedule 13Gs and 13Ds filed with the SEC:

Name and Address	Number of Shares	% of Shares
BlackRock, Inc. 55 East 52nd Street New York, New York 10022(1)	9,492,569	11.3%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355(2)	6,734,132	8.03%

(1)	As of December 31, 2016, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by BlackRock, Inc., which reported that BlackRock, Inc., together with certain of its affiliates, had sole voting power with respect to 9,266,797 of these shares and sole dispositive power with respect to all of these shares.

(2)	As of December 31, 2016, based upon information contained in an amendment to the Report on Schedule 13G filed with the SEC by The Vanguard Group, Inc., which reported that The Vanguard Group, Inc., together with certain of its affiliates, had sole voting power with respect to 167,134 of these shares and sole dispositive power with respect to 6,561,549 of these shares, and shared dispositive power with respect to 172,583 of these shares.

Stock Ownership Guidelines for Non-Employee Directors

The purpose of our stock ownership guidelines (referred to as the “Guidelines”) is to better align our Directors’ financial interests with those of our shareholders by requiring our Directors to own a minimum level of our shares. In order to reflect the Board’s commitment to share ownership, the required share ownership level for non-employee Directors is a minimum of 12,500 shares.

The Directors are expected to make continuing progress towards compliance with the Guidelines and to comply fully within five years of becoming subject to the Guidelines. For purposes of our Guidelines, the following types of share ownership and equity awards are included as shares owned: shares directly and indirectly held; shares and phantom shares held in our deferral plans; and restricted stock units. As of the date of this proxy statement, all Directors are either meeting, or are on track to meet, the Guidelines. All Directors are required to retain 100% of all shares obtained through us, as compensation for services provided to us, with such percentage to be calculated after any reduction in the number of shares to be delivered as a result of any taxes and exercise costs relating to the shares (if applicable). This requirement to retain 100% of all shares obtained from us ceases once the Director has met the Guidelines, as long as the Guidelines continue to be met. Similar policies, as they relate to our Named Executive Officers, are set forth in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that certain of our officers, our Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. These officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us and written representation from certain reporting persons, we believe that, during 2016 and until the date of this proxy statement, all Section 16(a) filing requirements applicable to those officers, Directors and 10% shareholders were satisfied.

42

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section highlights significant Compensation Committee and Company actions that occurred in 2016. In addition, it illustrates the relationship between the compensation of our Named Executive Officers and how we measure Company performance. Our Named Executive Officers for 2016 were:

Name	Title
Robert M. Patterson	Chairman, President and Chief Executive Officer
Bradley C. Richardson	Executive Vice President, Chief Financial Officer
John V. Van Hulle	Senior Vice President, President of Color, Additives and Inks (“CAI”)
Michael A. Garratt	Senior Vice President, Chief Commercial Officer
Craig M. Nikrant	Senior Vice President, President of Specialty Engineered Materials
Stephen D. Newlin	Former Executive Chairman

How Pay is Tied to Company Performance. Our compensation programs are designed to: (1) attract and help retain talented executives; (2) reward employees for generating consistent improvement in Company performance; and (3) align compensation with the interests of our shareholders with the ultimate goal of improving long-term shareholder value. We believe that executive compensation, both pay opportunities and pay actually earned, should be tied to Company performance, which we view in two primary ways:

•	The Company’s operating performance, including results against both our long-term and short-term growth targets; and

•	Return to shareholders over time.

How our compensation programs contribute to our Company’s success is described below.

Key 2016 Company Performance Results. Record operating income in SEM, PPS and Distribution, along with lower share count, interest expense and taxes, contributed to a 20% and 9% increase in earnings per share and adjusted earnings per share respectively. However, and as described earlier and is evident in the chart below, company year-over-year sales and operating income performance was negatively impacted by both macroeconomic conditions and the integration challenges with DSS. The Compensation Committee believes that Mr. Patterson and our other Named Executive Officers have performed well in a challenging global environment and that their compensation is commensurate with this performance. The chart below sets forth key Company results over the previous calendar year (dollar amounts below are in millions, except per share amounts).

Measure	2015	2016	Change
Revenue	$3,378	$3,340	-1%
Working Capital as a Percentage of Sales	9.7%	10.4%	-70 bps
Stock Price Per Share(1)	$31.76	$32.04	1%
Earnings Per Share	$1.63	$1.95	20%
Adjusted Earnings Per Share(2)	$1.96	$2.13	9%
Operating Income	$250.9	$281.9	12%
Adjusted Operating Income(2)	$322	$317	-2%

(1)	Represents our closing stock price on the last trading day of the applicable fiscal year.

(2)	Adjusted earnings per share and adjusted operating income for consolidated PolyOne reported in this proxy statement differ from what is reported under United States GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

43

COMPENSATION DISCUSSION AND ANALYSIS

Return to Shareholders. Delivering 7 consecutive years of adjusted earnings per share expansion, driven by record levels of profit and profitability, has created shareholder value. This accomplishment was the result of our aggressive goal setting and relentless efforts to execute our proven four-pillar strategy of specialization, globalization, commercial excellence and operational excellence.

Pay-for-Performance: 2016 Compensation Outcomes. Our 2016 compensation results continued to reflect our objective pay-for-performance philosophy of aligning executive compensation directly with our financial performance:

•	2016 Annual Incentive Program: The 2016 Annual Incentive Program uses adjusted operating income, Working Capital as a Percentage of Sales and Revenue to drive desired behavior that impacts shareholder value. Our 2016 financial performance resulted in varying levels of achievement and, as a result, the Named Executive Officers participating in the 2016 Annual Incentive Program received a payout based on the attainment rates below. Mr. Garratt’s metrics changed during the year from PPS metrics to consolidated PolyOne metrics and, as a result, his 2016 payout was prorated based on his earnings under each respective metric. The description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers under our 2016 Annual Incentive Program.

Corporate Plan Attainment (Patterson, Richardson, Garratt)	63.3%
CAI Plan Attainment (Van Hulle)	37.8%
PPS Plan Attainment (Garratt)	121.1%
SEM Plan Attainment (Nikrant)	41.1%

•	2014-2016 Long-Term Incentive Program: We used adjusted earnings per share as the performance measure for our 2014 – 2016 Long-Term Incentive Program cash-settled performance units in order to drive improvements in shareholder value. Due to strong performance over the past three years, the Named Executive Officers received a payout under this award based on 149% attainment. The description set forth in the “What We Pay and Why: Elements of Compensation” section of this proxy statement highlights the key financial results that were used in determining payouts to our Named Executive Officers for 2016.

Listening to Shareholders. At the 2016 Annual Meeting, we held our annual advisory vote on Named Executive Officer compensation. 96.68% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered the voting results as well as other input from conversations held with investors and viewed them as continued support of our executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay-for-performance philosophy based on the voting results for the proposal. At the 2017 Annual Meeting, we will again hold an advisory vote to approve Named Executive Officer compensation. The Compensation Committee expects to consider the results from this year’s and future advisory votes on Named Executive Officer compensation.

Executive Compensation Practices and Programs. The executive compensation practices and programs described below and in the accompanying tables played a vital role in driving our strong financial results and aligning pay with performance for 2016 and are intended to attract and help retain a highly experienced, successful team to manage PolyOne. Our practices and programs are directly linked to our key business objectives and are designed to create value for our shareholders.

44

COMPENSATION DISCUSSION AND ANALYSIS

We align shareholder interests with our executive compensation	✓	Ensure that the majority of executive pay is based on objective, challenging financial goals and Company performance

We avoid excessive risk while fostering sustainable Company growth	✓	Utilize maximums on potential payments, include retention vehicles in our compensation programs, provide multiple performance targets and maintain robust Board and management processes to identify risk, which include a risk assessment of compensation programs that is performed each year
	✓	Stock ownership guidelines required for all Named Executive Officers
	✓	Evaluate annual and aggregate dilution from stock awards prior to our annual equity award grants

We adhere to executive compensation best practices	✓	No excise tax gross-up for “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”) in any new management continuity agreements or for financial planning benefits
	✓	Adopted a clawback policy applicable to all executive officers
✓ ✓

Prohibit Named Executive Officers from hedging or pledging our securities

The Compensation Committee uses an independent consultant to help understand compensation practices that impact Named Executive Officer compensation

✓

Provide for minimum required vesting periods for our equity awards. SARs generally may not vest solely by the passage of time sooner than one-third per year over three years, and RSUs with a restriction period that lapses solely by the passage of time generally will have a restriction period of at least three years, except that the restriction period may expire ratably during the three-year period. Performance-based awards generally will have a performance period of not less than one year.

2016 Pay-for-Performance Analysis. As described more fully below, we believe that the majority of each Named Executive Officer’s compensation should be linked directly to our performance and the creation of shareholder value. The following chart compares cumulative total shareholder return (“TSR”) on our common shares against the cumulative total return of the S&P 500 Index and the S&P Mid Cap Chemicals Index for the five-year period December 31, 2011 to December 31, 2016, assuming in each case a fixed investment of $100 and reinvestment of all dividends. Our performance during this period has exceeded the S&P 500 Index as well as the S&P Mid Cap Chemicals Index.

45

COMPENSATION DISCUSSION AND ANALYSIS

Comparison of Cumulative Total Return to Shareholders

We believe that the returns to shareholders shown in the graph above indicate that our pay-for-performance philosophy, compensation plan design and selected performance measures are working, and have resulted in performance that has provided increased value to our shareholders over the long-term as shown above.

We also believe that the compensation of our Named Executive Officers has been commensurate with our performance results. The Company has been highly effective at driving margin growth in the transformation of PolyOne to a high performing global specialty company. By refocusing the sales force on value and profits versus volumes, and emphasizing specialty businesses versus those more commodity in nature, Mr. Patterson and our senior management team have driven substantial earnings growth.

More recent performance in the CAI, SEM and PPS segments has been offset by the aforementioned macro-economic headwinds, as well as underperformance by our Designed Structures and Solutions segment. This has resulted in lower share price appreciation in the last two years, and as a result, lower compensation for Mr. Patterson.

The below graph provides this recent historical perspective, comparing Mr. Patterson’s pay (as disclosed in the Summary Compensation Table for 2014, 2015 and 2016) and our performance to the pay-for-performance of our peer group for 2014-2016 (for TSR) and 2013-2015 (for pay). As the graph indicates, Mr. Patterson’s Summary Compensation Table compensation is in line with our performance over this period of time.

Peer Group Pay vs. Performance Analysis

3-Year CEO SCT Pay

2014 - 2016 TSR Performance %ile

46

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of this graph, pay is defined as the three-year sum of Summary Compensation Table pay for all applicable elements including base salary, stock and option awards at grant value, non-equity incentive plan compensation and all other compensation. Three-year performance is based on three-year TSR (2014-2016). The peers used in this graph include those used for 2016 compensation decisions and listed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

Executive Compensation Philosophy and Objectives

Our executive compensation programs reward our officers’ performance, are specifically linked to our achievement of strategic operating and financial goals, and are designed to be competitive in the marketplace. We reward our executives for performance that meets or exceeds our strategic goals, without encouraging excessive risk-taking that could have a detrimental impact on our long-term results and the interests of our shareholders. We believe the design of our compensation plans and the relative mix of compensation elements successfully motivate our executives to improve our overall corporate performance and the profitability of the specific business unit(s) for which they are responsible, thus maximizing shareholder value. The main objectives of our executive compensation programs are to:

•	Attract, motivate and help retain a highly qualified and successful management team to lead PolyOne in setting and effectively executing upon our strategic goals and objectives;

•	Foster a pay-for-performance culture by rewarding the achievement of specified strategic operating and financial objectives that maximize shareholder value; and

•	Help ensure our goals and objectives are aligned with the interests of our shareholders by recognizing and rewarding business results and the growth of our stock price through incentive programs.

Compensation Consultant. Our executive compensation programs are approved and overseen by the Compensation Committee, which is composed entirely of independent Directors. The Compensation Committee retained the Consultant in 2016 to assist with assessing the competitiveness and overall appropriateness of our executive compensation programs. The Compensation Committee worked with the Consultant and considered input from members of senior management to help ensure that our executives, including our Named Executive Officers, receive market competitive compensation programs that reward business results.

As described below, the Consultant assisted the Compensation Committee by (1) providing comparative compensation information so we could consider base salaries, annual incentive targets and long-term incentive targets in the context of a general understanding of current compensation practices in the market, (2) providing guidance on incentive plan design, (3) monitoring and communicating trends in executive compensation to the Compensation Committee, (4) assisting with our proxy statement disclosures and (5) assessing our Board’s compensation.

Competitive Market Pay Information. We designed our compensation programs to be competitive with companies of comparable size and industry with whom we compete for executive talent. We review competitive market compensation data annually relating to salary, annual incentives and long-term incentives. The Compensation Committee recognizes that over-reliance on benchmarking and external comparisons is not prudent, and the Compensation Committee is mindful of the value and limitations of comparative data. As a result, although the Compensation Committee includes market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing Named Executive Officer compensation, it does not target specific market levels. Rather, the Compensation Committee considers other factors as well, such as the responsibilities, performance, contributions and experience of each Named Executive Officer and compensation in relation to other employees, to determine final total compensation amounts. As a result, we do not set total direct compensation or the component parts at levels to achieve a mathematically precise market position. The Compensation Committee also obtains advice and recommendations from the Consultant regarding retirement benefits and other areas of total compensation.

In reviewing competitive market data for 2016, we drew from two independent sources. We first reviewed proxy statement disclosures of a peer group of similarly-sized United States chemical and plastics companies as a market check with respect to the compensation for our senior executives. This approach provided insight into current compensation practices at business competitors or companies facing similar operating challenges.

47

COMPENSATION DISCUSSION AND ANALYSIS

We annually evaluate the composition of our compensation peer group, giving specific consideration to company size, global presence, and specialty chemical focus. We also look at the frequency with which these companies were used as peers by other companies in our industry and which companies had identified PolyOne as a peer. Financial and operating statistics for our peer group referenced during 2016 compensation decisions are summarized below:

Factor	Median Peer Group Comparator 2015 Financials	2016 PolyOne Results
Company Revenue	$3.4 billion	$3.3 billion
Total Asset Size	$4.4 billion	$2.7 billion
Employee Numbers	7,000	7,000

Each of the companies constituting our peer group for 2016 compensation consideration met a majority of the primary criteria that were established. Based on this review, we determined that the existing compensation peer group was appropriate for 2016 compensation consideration and thus remained unchanged from the previous year. The group consisted of the following 17 companies:

PolyOne Peer Group for 2016 Compensation Decisions
Albemarle Corporation	Cytec Industries Inc.*	International Flavors & Fragrances Inc.
A. Schulman, Inc.	Eastman Chemical Company	RPM International Inc.
Ashland Global Holdings Inc.	Ecolab, Inc.	Sigma-Aldrich Corporation*
Axiall Corporation	Ferro Corporation	The Scotts Miracle-Gro Company
Cabot Corporation	FMC Corporation	The Valspar Corporation
Celanese Corporation	H.B. Fuller Company

* Cytec Industries Inc. and Sigma Aldrich Corporation were acquired during 2015 and have been removed from the peer group for 2017 compensation consideration and beyond.

While the above companies were used to gain an understanding of current compensation practices for 2016, the peer group was subsequently changed in July 2016 for compensation consideration for 2017. Ecolab, Inc. and Ferro Corporation were removed from the peer group, and Avery Dennison Corporation, Hexcel Corporation and Trinseo S.A. were added to the peer group, based on a determination that the newly-added companies are more comparable in size to the Company while meeting the majority of the primary criteria that were established for our peer group.

The second independent source of data that we used to augment the peer proxy analysis was the Consultant’s analysis of competitive market data relating to other applicable general industries. The Consultant specifically used the following surveys: the Consultant’s executive compensation database; the Consultant’s Top Management Compensation Survey; and Mercer’s Executive Compensation Survey. To obtain comparability based on company size, the Consultant’s analysis either referenced a specific sample of comparably-sized companies or calibrated the pay of a broad sample of companies against company size. PolyOne did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a factor in this analysis.

Review of 2016 Named Executive Officer Compensation. Management and the Compensation Committee annually review the specific pay disclosures of our peer group and the broad-based survey data provided by the Consultant. Management uses this data to develop recommendations for the Compensation Committee’s review regarding eligibility and award opportunities as well as performance measures and goals for our long-term and short-term incentive plans commencing in the following year. The Compensation Committee also considers this information when making compensation decisions and aligning each of the pay elements with our compensation objectives.

The Compensation Committee and management annually review and consider tally sheets, which are developed by our Human Resources department to provide greater context for the compensation of our Named Executive Officers. The tally sheets provide information regarding each Named Executive Officer’s base salary, annual incentives, and long-term incentives, and are reviewed by the Consultant.

48

COMPENSATION DISCUSSION AND ANALYSIS

Annually, the CEO recommends, for the Compensation Committee’s review and approval, specific base salary and incentive target opportunity adjustments for the Named Executive Officers other than himself, if an adjustment is warranted. The CEO makes his recommendations in conjunction with the marketplace data. He does not participate in any discussions with the Compensation Committee involving his own compensation. With guidance from the Consultant regarding market pay levels and based on a rigorous review of 2015 performance and our compensation philosophy, the Compensation Committee determined the appropriate pay levels for Mr. Patterson for 2016.

What We Pay and Why: Elements of Compensation

Our executive compensation programs are designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within PolyOne increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation. Thus, the majority of the total direct compensation is performance-based and not guaranteed. We also provide various retirement and benefit programs and modest, business-related benefits. The chart below provides a picture of all elements of the total direct compensation provided to our Named Executive Officers (also referred to as NEOs), except for Mr. Newlin as he was not eligible for either an annual incentive or long-term incentive in 2016 per the terms of his Letter Agreement. Detailed information follows the chart below.

While the Compensation Committee does consider comparative compensation information to gain a general understanding of current compensation practices in the market, it does not benchmark or ultimately target a specific percentile or data point in assessing competitiveness for base pay or our incentive programs. Individual opportunities vary based on length of time with PolyOne, individual performance and level of leadership responsibility within the Company. This strategy is consistent with our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement.

Base Salary. Base salaries for our Named Executive Officers in 2016 were individually determined by the Compensation Committee after consideration of: (1) the CEO’s recommendations (for all Named Executive Officers other than the CEO); (2) breadth, scope and complexity of the executive’s role; (3) internal equity; (4) current compensation; (5) tenure in position; (6) market pay levels and trends around merit increases; and (7) individual performance.

49

COMPENSATION DISCUSSION AND ANALYSIS

After consideration of the factors above, the Compensation Committee made the following decisions related to base salaries for our Named Executive Officers in 2016: Mr. Patterson’s base salary was increased from $900,000 to $950,000; Mr. Richardson’s base salary was increased from $557,000 to $565,000; Mr. Van Hulle’s base salary was increased from $449,000 to $455,000; Mr. Garratt’s base salary was increased from $385,000 to $405,000 (to also reflect his new responsibilities as Chief Commercial Officer); and Mr. Nikrant’s base salary was increased from $405,000 to $420,000. Mr. Newlin’s base salary remained consistent at $655,850 in accordance with the terms of his Letter Agreement.

For Messrs. Patterson, Richardson, Van Hulle, Garratt and Nikrant, the amounts listed above were base salaries in effect on December 31, 2015 and December 31, 2016, respectively, and the actual salary received by each as shown in the 2016 Summary Compensation Table of this proxy statement was prorated based on base salary rates in effect before and after the effective dates of the changes. For Mr. Newlin the amount listed above was the base salary in effect on December 31, 2015 and at the time of his retirement.

Annual Incentive. We provide an annual incentive opportunity in accordance with our Annual Plan to (1) reward our Named Executive Officers for achieving specific performance goals that would advance our profitability, (2) drive key business results, and (3) recognize individuals based on their contributions to those results. The Named Executive Officers’ 2016 individual annual incentive opportunities (expressed as a percentage of base pay) that were approved by the Compensation Committee and effective for the 2016 Annual Incentive Program are: Mr. Patterson – 115%; Mr. Richardson – 65%; and Messrs. Van Hulle, Garratt and Nikrant – 55%. Mr. Newlin did not receive a 2016 annual incentive award per the terms of his Letter Agreement. Mr. Patterson’s annual incentive opportunity was increased from 100% to 115% in 2016 to reflect his tenure in the position. The annual incentive opportunities for the other Named Executive Officers stayed the same in 2016.

The Compensation Committee determined, after a thorough evaluation of possible plan designs and performance measures (described below), that we would maintain the same fundamental annual incentive design in 2016 that we used in 2015. The Compensation Committee’s evaluation demonstrated that the performance measures utilized for this program are the most critical elements of PolyOne’s performance for 2016 and, when combined, contribute to sustainable growth.

The 2016 Annual Incentive Program performance measures are described below:

•	Adjusted Operating Income. Adjusted operating income is defined as business unit and/or total Company operating income excluding special items (as noted on Appendix A).

•	Revenue. Revenue represents business unit sales or total Company net trade sales to third parties.

•	Working Capital as a Percentage of Sales. Working Capital as a Percentage of Sales is calculated by taking the average 13 months of business segment or total Company working capital divided by the sum of 12 months of 2016 business segment sales or total Company sales (where applicable), where working capital equals (1) trade accounts receivable (2) plus inventory (3) minus trade accounts payable.

50

COMPENSATION DISCUSSION AND ANALYSIS

The payouts under the 2016 Annual Incentive Program are based on attainment with respect to target goals set for each individual performance measure. Rewardable attainment with respect to these performance measures ranges from 50% (threshold) to 200% (maximum) of goal. If achievement with respect to any performance measure falls between the threshold and target, or between the target and maximum, earned award amounts for that particular performance measure will be interpolated on a straight-line mathematical basis. If achievement with respect to any performance measure does not reach threshold, then that measure will be deemed to have 0% attainment. The Compensation Committee did approve a change to the weightings of the adjusted operating income and Working Capital as a Percentage of Sales performance measures in 2016 from 50% and 25% to 60% and 15%, respectively. The performance measures for the 2016 Annual Incentive Program were weighted as outlined in the charts below.

Corporate Annual Plan Weightings	Business Unit Annual Plan Weightings

The Annual Plan, as it relates to the Named Executive Officers, contains a “negative discretion” feature. If at least the threshold attainment level is achieved for any performance measure, then Named Executive Officers are eligible for payments up to the maximum permitted under the Annual Plan provisions. Payouts are capped at 200% of a participant’s award amount at target. The Compensation Committee may use its negative discretion to make a final determination of the amount to be paid.

We set aggressive performance goals in 2016 under the 2016 Annual Incentive Program that focused our efforts on those factors that we believed were critical to our ongoing success, including revenue growth, earnings improvement, cash generation from working capital, efficiencies in our operations and the continued implementation of our overall four pillar strategy of globalization, specialization, commercial excellence and operational excellence. The 2016 performance goals for our performance measures were set in accordance with our strategic plan framework. We viewed the targeted level of performance for each measure as challenging to achieve. The target goals and attainment levels for each Named Executive Officer are set forth below (dollars in millions). Progress against the Working Capital as a Percentage of Sales metric is reflected by lower levels of working capital, so results that are less than target are viewed as exceeding target performance.

Mr. Patterson’s and Mr. Richardson’s 2016 Annual Incentive Program opportunities were based on consolidated results. Mr. Garratt, who had previously served as Senior Vice President, PPS, was named as Senior Vice President, Chief Commercial Officer on April 18, 2016. As a result, a portion of Mr. Garratt’s 2016 Annual Incentive Program opportunity, representing the period from April 18, 2016 through December 31, 2016, is based on consolidated results. Total attainment for consolidated PolyOne under the 2016 Annual Incentive Program was 63.3%, with the components consisting of (dollars in millions):

2016 Corporate Plan (Patterson, Richardson, Garratt)
Measure	Weighting	Target	Results	Payout%
Adjusted Operating Income	60%	$336.7	$317.2	55.5%
Revenue	25%	$3,474.3	$3,339.8	0%
Working Capital as a % of Sales	15%	10.9%	10.4%	200%
Total Attainment				63.3%

51

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Van Hulle’s, Mr. Nikrant’s and the remaining portion of Mr. Garratt’s 2016 Annual Incentive Program opportunities were based on business unit-specific results and, while the adjusted operating income performance goals for such opportunities were weighted 60% overall, the opportunities were based two-thirds on business unit-specific results and one-third on consolidated PolyOne adjusted operating income results.

For Mr. Van Hulle, whose 2016 results were based on the CAI Plan, total attainment was 37.8%, with the components consisting of:

2016 CAI Plan (Van Hulle)
Measure	Weighting	Target	Results	Payout %
Adjusted Operating Income (Business Unit)	40%	$145.7	$125.0	0%
Adjusted Operating Income (Consolidated)	20%	$336.7	$317.2	55.5%
Revenue (Business Unit)	25%	$831.9	$793.6	0%
Working Capital as a % of Sales (Business Segment)	15%	10.4%	10.0%	178.1%
Total Attainment				37.8%

For Mr. Garratt, whose 2016 results were partially based on the PPS Plan, total attainment was 121.1%, with components consisting of:

2016 PPS Plan (Garratt)
Measure	Weighting	Target	Results	Payout %
Adjusted Operating Income (Business Unit)	40%	$65.4	$74.4	200%
Adjusted Operating Income (Consolidated)	20%	$336.7	$317.2	55.5%
Revenue (Business Unit)	25%	$720.7	$668.3	0%
Working Capital as a % of Sales (Business Segment)	15%	6.2%	5.8%	200%
Total Attainment				121.1%

For Mr. Nikrant, whose 2016 results were based on the SEM Plan, total attainment was 41.1%, with the components consisting of:

2016 SEM Plan (Nikrant)
Measure	Weighting	Target	Results	Payout %
Adjusted Operating Income (Business Unit)	40%	$90.2	$80.4	0%
Adjusted Operating Income (Consolidated)	20%	$336.7	$317.2	55.5%
Revenue (Business Unit)	25%	$593.8	$558.4	0%
Working Capital as a % of Sales (Business Segment)	15%	12.0%	11.4%	200%
Total Attainment				41.1%

Mr. Newlin was not eligible for a payout under the 2016 Annual Incentive Program per the terms of his Letter Agreement.

All 2016 Annual Incentive Program awards have been made in accordance with the Annual Plan, which was unanimously approved and adopted by our Board on March 6, 2015 and approved by shareholders at the Annual Meeting in May 2015. For information regarding the ultimate payouts under the 2016 Annual Incentive Program, see the 2016 Summary Compensation Table.

Long-Term Incentive. We provide long-term incentive compensation to our Named Executive Officers to directly tie the interests of these individuals to the interests of our shareholders. We also believe that long-term incentive compensation is an important retention tool. On March 6, 2015, our Board unanimously approved and adopted the Long-Term Incentive Plan which was approved by shareholders at the Annual Meeting in May 2015. The 2016 long-term incentive program awards were granted under the Long-Term Incentive Plan.

52

COMPENSATION DISCUSSION AND ANALYSIS

The individual long-term incentive target opportunities provided to our Named Executive Officers, which are reflected as a percentage of base salary, are established with consideration of our competitive market pay philosophy discussed in the “Executive Compensation Philosophy and Objectives” section of this proxy statement and are intended to reward the Named Executive Officers for achieving specific performance objectives. The awards granted for 2016 under the Long-Term Incentive Plan are based upon our closing stock price on December 31, 2015. The accounting value of each award is determined using the grant date of the award. The value of the grant varies as the stock price increases or decreases in the interim.

The Compensation Committee approved the following decisions with respect to the individual long-term incentive opportunities of the Named Executive Officers for 2016, which were in effect as of February 10, 2016 (the grant date of our annual long-term incentive awards): Mr. Patterson’s opportunity was increased from 325% to 350% to reflect his increasing experience in the CEO role; Mr. Richardson’s opportunity continued to be 135%; and Messrs. Van Hulle, Garratt and Nikrant’s opportunities continued to be 100%. Mr. Newlin was not eligible for a 2016 long-term incentive award per the terms of his Letter Agreement.

Awards Granted in 2016. After a thorough evaluation of other possible vehicles, the Compensation Committee elected to retain the same three compensation vehicles and weightings that we used in 2015 for the 2016 long-term incentive awards, which are listed below. We maintained this program design to continue to provide a balance between the relative values of the three compensation vehicles while efficiently using the shares available under the Long-Term Incentive Plan. Of these three vehicles, the cash-settled performance units and the stock appreciation rights (“SARs”) have performance conditions, as described in detail below. Both the cash-settled performance units and the SARs are additionally subject to time-based vesting as described in detail below. The restricted stock units (“RSUs”) are time-based awards that generally vest in their entirety on the third anniversary of the grant date.

2016 Long-Term Incentive Plan

Vehicles and Weightings

On February 10, 2016, we granted awards under the Long-Term Incentive Plan to all our Named Executive Officers, except Mr. Newlin. Details regarding these awards are described below.

Cash-Settled Performance Units. Cash-settled performance units provide an opportunity for employees to receive a cash bonus if specified performance measures are met for a pre-defined performance period. The Compensation Committee maintained adjusted earnings per share as the 2016 performance measure in order to drive improvements in shareholder value. We will use the four performance periods and relative weightings listed below to drive annual performance as well as cumulative performance. Requiring annual, as well as cumulative, performance goals helps ensure that adjusted earnings per share growth is a constant and visible incentive goal for our Named Executive Officers to achieve each year.

53

COMPENSATION DISCUSSION AND ANALYSIS

Performance Period	Weighting
January 1, 2016 through December 31, 2016	25%
January 1, 2017 through December 31, 2017	25%
January 1, 2018 through December 31, 2018	25%
January 1, 2016 through December 31, 2018	25%

The attainment level for the cash-settled performance units will be certified at the end of the three-year performance period. We established threshold, target and maximum adjusted earnings per share goals for each of the above listed performance periods. Participants will earn, for the applicable performance period: (1) 100% of the target award of cash-settled performance units upon attainment of the target performance level; (2) 50% of the target award upon attainment of the threshold performance level or (3) 200% of the target award upon attainment of the maximum (or greater) performance level. If final performance falls between the threshold and target or between target and maximum, earned award amounts will be interpolated. If threshold performance is not achieved for a particular performance period, then no award will be paid to the participants for such performance period. The cash-settled performance units do not pay out until the payment date in order to serve as a retention vehicle and participants must generally be employed on the payment date to receive payment. The payment date will be a date in 2019 determined by the Compensation Committee (or its authorized delegate), which shall occur no later than March 15, 2019.

We do not disclose the specific, forward-looking adjusted earnings per share goals that we established for the cash-settled performance units granted in 2016 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the Named Executive Officers’ compensation for 2016 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we disclose such goals in future proxy statements once the applicable performance periods have ended as part of our discussion and analysis about the amounts earned by the Named Executive Officers under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the adjusted earnings per share performance measure, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our Named Executive Officers, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The performance unit grants made in 2016 for the Named Executive Officers are set forth in the 2016 Grants of Plan-Based Awards table of this proxy statement.

Stock-Settled Stock Appreciation Rights. The SARs, when exercised by the Named Executive Officers, are settled in our common shares and have an exercise price equal to the closing market price of our common shares on the grant date. However, the SARs are subject to an appreciation cap of 200% of the initial grant date closing stock price. To continually reinforce our ongoing commitment to enhancing shareholder value, the 2016 awards vest one-third upon the later of: (1) achieving each of the following stock price hurdles and maintaining them for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $24.98; and (2) time-based vesting requirements that lapse one-third on each of the first three anniversaries of the grant date, generally subject to the Named Executive Officer’s continued employment. All performance hurdles were met in 2016. The SARs have an exercise term of ten years. The SARs granted in 2016 to the Named Executive Officers are set forth in the 2016 Grants of Plan-Based Awards table of this proxy statement.

Restricted Stock Units. RSUs are designed to promote share ownership and promote the retention of our executives. The RSUs generally vest on the third anniversary of the grant date and are set forth in the 2016 Grants of Plan-Based Awards table of this proxy statement.

Actions Taken on Awards Granted in Prior Years. In February 2017, the Compensation Committee reviewed, certified and approved the attainment level of cash-settled performance units granted at the start of 2014 for the three-year performance period of January 1, 2014 through December 31, 2016. The four, equally weighted performance periods listed below were used in order to drive annual as well as cumulative performance. The cash-settled performance units were earned by achieving performance goals related to our adjusted earnings per share

54

COMPENSATION DISCUSSION AND ANALYSIS

over each performance period. For retention purposes, the performance units generally could not be paid until the payment date approximately three years following the date of grant as approved by Compensation Committee (or its authorized delegate). The Named Executive Officers received a cash payout based on achieving 149% of the target level performance for this goal, reflected below.

On March 31, 2016, Mr. Patterson forfeited the performance shares granted to him on March 13, 2013. The vesting of the performance shares was subject to specific profitability improvements resulting from PolyOne’s acquisition of Spartech. The profitability improvements were not achieved and as such the performance shares and related dividend equivalents were forfeited.

2014 – 2016 Cash-Settled Performance Units Performance Measure: Adjusted Earnings Per Share*
Performance Periods	Weighting	Threshold	Target	Maximum	Result	Payout %
January 1, 2014 – December 31, 2014	25%	$1.38	$1.51	$1.70	$1.80	200%
January 1, 2015 – December 31, 2015	25%	$1.45	$1.74	$2.22	$1.96	146%
January 1, 2016 – December 31, 2016	25%	$1.56	$2.03	$2.92	$2.13	111%
January 1, 2014 – December 31, 2016	25%	$4.39	$5.28	$6.84	$5.89	139%
Total Attainment						149%

* All financial measures (performance measures and results) reported in the table above were calculated with adjustments for acquisitions, divestitures and special items (as noted on Appendix A) pursuant to the terms of the plans and as approved by the Compensation Committee.

Actual payouts of the cash-settled performance units granted in 2014 to the Named Executive Officers under the Long-Term Incentive Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table of this proxy statement.

All equity awards outstanding as of December 31, 2016 are set forth in the Outstanding Equity Awards at 2016 Fiscal Year-End table of this proxy statement.

Other Aspects of Our Compensation Programs

The Compensation Committee, with support from management, also considers, adopts, reviews and revises executive officer benefit programs, promotions, and any individual agreements impacting the compensation and benefits of our Named Executive Officers. In addition, the Compensation Committee also oversees the governance of our compensation practices. The following section describes significant activities relating to the above that occurred in 2016.

Retirement Benefits. We offer the following retirement benefits to eligible employees and eligible Named Executive Officers as specified below. Additional details about these plans, as they apply to the Named Executive Officers, are included in the “2016 Pension Benefits” and “2016 Nonqualified Deferred Compensation” sections of this proxy statement.

•	A defined contribution retirement benefit available to eligible United States employees (as defined in the plan document) through an Internal Revenue Code tax-qualified profit sharing/401(k) plan (referred to as the “Qualified Savings Plan”);

•	An unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan (referred to as the “PolyOne Supplemental Retirement Benefit Plan”), but without the Internal Revenue Code contribution and earnings limitations; and

•	A supplemental retirement benefit for Mr. Newlin that provides annual supplemental retirement payments, payable in the form of a 15-year certain and continuous life annuity commencing on December 1, 2016.

55

COMPENSATION DISCUSSION AND ANALYSIS

Other Benefits. We provide other benefits to the Named Executive Officers that we believe are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a benefit allowance (which has been phased out for newly hired executive officers, including Messrs. Richardson and Garratt), limited reimbursement of expenses for financial planning and tax preparation, global travel health benefits, an annual physical examination and for Mr. Newlin only, use of office space and administrative assistance after his retirement (including a related tax gross-up). The specific amounts attributable to the 2016 other benefits provided to the Named Executive Officers are set forth in the “All Other Compensation” column of the 2016 Summary Compensation Table of this proxy statement. The benefit allowance and reimbursement of expenses for financial planning/tax preparation are treated as taxable income to the Named Executive Officers and are not grossed up by PolyOne. Tax gross-ups are provided for imputed income for spouse/guest travel.

We also provide other benefits such as medical, dental, life insurance and disability coverage to each United States-based Named Executive Officer, which are identical to the benefits provided to all other eligible United States-based employees (as defined in the plan document). We provide vacation and paid holidays to all employees, including the Named Executive Officers. The Named Executive Officers were eligible for the following vacation periods in 2016: Mr. Patterson — four weeks; Mr. Richardson — four weeks; Mr. Van Hulle — four weeks; Mr. Garratt – four weeks; Mr. Nikrant— four weeks; and Mr. Newlin — five weeks.

Employment Agreement with Named Executive Officer. On February 6, 2006, we entered into an employment agreement with Mr. Newlin, pursuant to which he served as our Chairman, President and Chief Executive Officer. The agreement set an initial base salary and provided for his participation in our various long-term incentive and benefit plans in effect during the term of his employment. Mr. Newlin’s employment agreement was amended and restated as of July 16, 2008, to provide for a supplemental retirement benefit, as described below. Mr. Newlin’s employment agreement was further amended and restated by letter agreement (the “Letter Agreement”), on March 6, 2014, in connection with his retirement as CEO and transition to Executive Chairman (effective May 15, 2014) and further amended on February 10, 2016 to extend his employment to July 1, 2016. Under the Letter Agreement, Mr. Newlin was entitled to receive an annual salary of $655,850, which was reduced from his previous salary of $1,050,000 effective May 15, 2015.

Mr. Newlin retired from the Company on July 1, 2016. The Letter Agreement provides that Mr. Newlin is entitled to annual supplemental retirement payments upon his retirement in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver. In addition, he and his eligible dependents will have access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs for the benefit of our retirees and their eligible dependents. The Letter Agreement also provides Mr. Newlin with access to PolyOne office space and administrative assistance for five years following his retirement.

We do not maintain employment agreements with any of the other Named Executive Officers, although each of our Named Executive Officers is a party to a management continuity agreement. The details of the management continuity agreements of the other Named Executive Officers are described below and are set forth in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

Tax Considerations. Cash compensation, such as base salary and annual incentive compensation, is taxable to the recipient as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under Internal Revenue Code tax-qualified plans, such as a 401(k) plan, do not affect our current tax deduction. Deferrals under supplemental executive deferral plans delay our tax deduction until the deferred amount (and any accumulation thereon) is paid. Stock-settled SARs are generally taxable as ordinary income when exercised, RSUs are generally taxable as ordinary income when they vest, and cash-settled performance units are generally taxable when paid. We realize a tax deduction at those specified times. The Compensation Committee reviews potential tax implications before making decisions regarding compensation.

Management and the Compensation Committee are aware of Code Section 162(m), which generally disallows a federal income tax deduction to publicly traded companies like PolyOne for compensation in excess of $1 million per year paid to a company’s Chief Executive Officer and the company’s three other most highly compensated executive

56

COMPENSATION DISCUSSION AND ANALYSIS

officers, other than the company’s Chief Financial Officer, who are employed as of the end of the year. The $1 million deduction limit generally does not apply to compensation that satisfies Section 162(m)’s requirements for qualified performance-based compensation. The Compensation Committee may provide compensation that does not meet the exemption criteria including if, in its sole discretion, it determines that doing so advances our business objectives.

The Compensation Committee believes that Section 162(m) is only one of several relevant considerations in setting compensation. The Compensation Committee also believes that Section 162(m) should not be permitted to compromise its ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, motivate and help retain a highly qualified and successful management team to lead PolyOne. As a result, the Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of PolyOne and its shareholders even if that compensation ultimately is not deductible for tax purposes. Moreover, even if we intend to grant compensation that qualifies as performance-based compensation for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.

Accounting Considerations. When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the Compensation Committee review and consider the accounting implications of a given award, including the estimated expense and dilutive considerations. With consideration of the accounting treatment associated with an incentive plan design, management and the Compensation Committee may alter or modify the incentive award if the award (and the related accounting consequences) were to adversely affect our financial performance.

Stock Ownership and Retention Guidelines. In order to better align the financial interests of our executives with those of our shareholders, we believe our executives should own a meaningful number of shares of PolyOne stock. We have adopted Guidelines specifying a minimum level of stock ownership for all executives, including all Named Executive Officers.

The current Guidelines require all executives, including the Named Executive Officers, to retain 100% of all net shares obtained through PolyOne as compensation for services provided. This requirement will cease when the Guidelines have been met, provided that an officer can only divest of a number of shares such that the Guidelines continue to be met. In general, shares counted toward required ownership include shares directly and indirectly held, shares and phantom shares held in our retirement or deferral plans, and RSUs and performance shares (if the applicable performance measures are met). The specific levels of stock ownership for the continuing Named Executive Officers are noted in the following table. Executives are expected to accumulate the specified shares within five years of their becoming subject to the Guidelines. These policies, as they relate to our Directors, are discussed in the “Stock Ownership Guidelines for Directors” section of this proxy statement.

	Stock Ownership Target (in shares)	Prorated Stock Ownership Target (in shares)	Total Share Ownership as of 2/28/17
R.M. Patterson	125,000	N/A	335,667
B.C. Richardson(1)	45,000	29,712	51,812
J.V. Van Hulle	20,000	N/A	42,970
M.A. Garratt(1)	20,000	14,126	20,267
C.M. Nikrant	20,000	N/A	68,761

(1)	Mr. Richardson and Mr. Garratt have been with PolyOne less than five years. Their stock ownership targets have been reduced to reflect that they are not yet required to reach 100% of the Guidelines.

Timing with Respect to Equity Award Grants. We have adopted a policy with respect to the timing of the grant of equity awards, which provides that equity awards are granted pursuant to approval by the Board or the Compensation Committee or, pursuant to authority delegated by the Board or the Compensation Committee to the Chief Executive Officer. Such grants generally should be made at times when PolyOne is not in possession of material non-public information; and not made during a “blackout period,” which is the period of time that is in close proximity to the release of financial or material non-public information. The policy further provides that, to the extent practicable, annual grants to existing employees should be approved at regularly scheduled meetings and that the grant price for any stock option or SAR shall not be less than the fair market value of PolyOne’s common shares on the grant date (which is defined as the closing price of our common shares on the grant date).

57

COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy. In March 2015, our Board adopted a clawback policy that, upon any act of fraud, dishonesty or recklessness in the performance of an executive officer’s duties that contributed to the Company’s material noncompliance with any financial reporting requirements resulting in a material accounting restatement, would generally require such executive officer to repay all incentive-based compensation that he or she received in excess of what would have been paid if the restated financial statements had originally been prepared without such material accounting restatement. The Board expects to amend the clawback policy again when SEC or NYSE final clawback regulations become available.

Prohibition on Hedging or Pledging Our Securities. PolyOne’s trading policy currently provides that, consistent with our philosophy to encourage long-term investments, Directors, officers and certain other employees of PolyOne are prohibited from hedging or pledging our securities.

58

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss in more detail the compensation of our Named Executive Officers.

2016 Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014, as applicable, for our Chief Executive Officer and our Chief Financial Officer, our three other most highly compensated executive officers serving as of December 31, 2016, and one of our former executive officers (collectively referred to as our Named Executive Officers).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Robert M. Patterson, Chairman, President and Chief Executive Officer	2016	911,538	868,055	871,757	1,033,315	-	120,506	3,805,171
	2015	854,615	918,480	930,020	879,622	-	142,839	3,725,576
	2014	702,846	4,041,574	288,093	1,334,946	-	108,667	6,476,126
Bradley C. Richardson, Executive Vice President, Chief Financial Officer	2016	558,846 (3)	207,334	208,410	543,840	-	58,902	1,577,332
	2015	564,823	256,409	260,740	164,844	-	79,905	1,326,721
	2014	521,538	245,490	244,528	479,685	-	49,947	1,541,188
John V. Van Hulle, Senior Vice President, President of Global Color, Additives and Inks	2016	450,385 (3)	123,651	124,300	281,449	-	69,974	1,049,759
	2015	455,069	153,080	156,165	440,230	-	67,420	1,271,964
	2014	421,154	1,984,794	146,155	485,657	-	72,651	3,110,411
Michael A. Garratt, Senior Vice President, Chief Commercial Officer(1)	2016	396,539	106,165	106,898	316,571	-	49,552	975,725
Craig M. Nikrant, Senior Vice President, President of Global Specialty Engineered Materials(1)	2016	408,461 (3)	112,410	112,284	248,805	-	54,740	936,700
	2015	411,115	130,118	129,673	368,506	-	45,241	1,084,653
Stephen D. Newlin, Former Executive Chairman(2)	2016	340,538	-	-	1,642,725	0 (4)	162,612	2,145,875
	2015	846,315	-	-	2,205,000	1,928,984	223,430	5,203,729
	2014	1,050,000	1,276,548	1,278,853	3,692,325	2,028,725	292,176	9,618,627

(1)	Compensation for Mr. Garratt is provided only for 2016 because he was not a Named Executive Officer in 2015 or 2014. Compensation for Mr. Nikrant is provided only for 2016 and 2015 because he was not a Named Executive Officer in 2014.

(2)	Mr. Newlin was ineligible for 2015 and 2016 awards under both the Annual Plan and the Long-Term Incentive Plan pursuant to the terms of his Letter Agreement.

(3)	Messrs. Richardson’s, Van Hulle’s and Nikrant’s salaries are lower in 2016 than 2015 due to there being one additional pay period in 2015.

(4)	The aggregate change in the actuarial present value of Mr. Newlin’s accumulated benefits under the supplemental executive retirement benefit under his Letter Agreement decreased between December 31, 2015 and December 31, 2016 in the amount of $945,686. Therefore, the amount reported for Mr. Newlin in column (g) for 2016 is reflected as zero.

Stock Awards (column (d))

The amounts reported in the “Stock Awards” column relate to, for 2016, time-vested stock-settled RSUs granted to the Named Executive Officers. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

The amounts reported for 2016 represent the aggregate grant date fair value of those stock awards determined pursuant to FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

59

EXECUTIVE COMPENSATION

PolyOne cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from these awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. The value actually received upon a settlement of RSUs for the Named Executive Officers in 2016 is reflected in the 2016 Option Exercises and Stock Vested table of this proxy statement.

Option Awards (column (e))

The amounts reported in the “Option Awards” column consist of, for 2016, stock-settled SARs (with time and performance based vesting requirements as well as a SAR appreciation cap) that were granted to the Named Executive Officers. The amounts reported for 2016 represent the grant date fair value of the SARs granted to each of the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. Accordingly, this column includes amounts for awards that have not yet vested. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These awards are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

PolyOne again cautions that the amounts reported for these awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. To what extent a Named Executive Officer realizes value will depend on our stock price and continued employment. No Named Executive Officer exercised SARs during 2016.

Non-Equity Incentive Plan Compensation (column (f))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2016 include amounts earned by Named Executive Officers (as applicable) under the 2016 Annual Incentive Program (and paid in February 2017), and cash-settled performance units granted on February 11, 2014 under the 2014 - 2016 Long-Term Incentive Program (and paid in February 2017). The terms of the 2016 Annual Incentive Program and the 2014 – 2016 Long-Term Incentive Program cash-settled performance units are described more fully in the “What We Pay and Why: Elements of Compensation” section of this proxy statement. The payouts earned by the Named Executive Officers under both plans (as applicable) are below.

Name	2016 Annual Incentive Program	2014 – 2016 Cash-Settled Performance Units
R.M. Patterson	663,869	369,446
B.C. Richardson	230,046	313,794
J.V. Van Hulle	93,709	187,740
M.A. Garratt	175,766	140,805
C.M. Nikrant	92,355	156,450
S.D. Newlin	-	1,642,725

Change in Pension Value and Nonqualified Deferred Compensation Earnings (column (g))

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2016 are comprised entirely of changes in pension values between December 31, 2015 and December 31, 2016.

Mr. Newlin is entitled to a supplemental executive retirement benefit under his Letter Agreement as described more fully in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement. The amount described for him for 2016 represents the aggregate change in actuarial present value (determined by subtracting the December 31, 2015 actuarial present value from the December 31, 2016 actuarial present value) of the annual benefit payment that is payable as a 15-year certain and continuous life annuity commencing on December 1, 2016.

All Other Compensation (column (h))

The amounts reported in the “All Other Compensation” column for 2016 reflect, for each Named Executive Officer, the sum of (1) the amounts contributed by PolyOne to the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, (2) limited tax gross-ups, and (3) the incremental cost to PolyOne of all other executive benefits that are required to be reported by SEC rules. The material provisions of the Qualified Savings Plan and the PolyOne Supplemental Retirement Benefit Plan are described in the “2016 Pension Benefits” section of this proxy statement.

60

EXECUTIVE COMPENSATION

The narrative following the table below describes these components of All Other Compensation:

Name	Company Contributions to Qualified Savings Plan ($)	Company Contributions to PolyOne Supplemental Retirement Benefit Plan ($)	Tax Gross-ups ($)	Other Benefits ($)
R.M. Patterson	17,225	66,967	7,759	28,555
B.C. Richardson	17,225	29,815	-	11,862
J.V. Van Hulle	17,225	25,065	6,324	21,360
M.A. Garratt	17,225	13,729	7,754	10,844
C.M. Nikrant	17,225	19,628	7,376	10,511
S.D. Newlin	17,225	3,126	55,115	87,146

Company Contributions to Qualified Savings Plan. PolyOne makes matching contributions on behalf of all eligible participants, including Named Executive Officers, in accordance with the Qualified Savings Plan. PolyOne also makes a retirement contribution to all eligible participants, including Named Executive Officers, in an amount equal to 2% of eligible earnings, subject to Internal Revenue Code limitations.

Company Contributions to PolyOne Supplemental Retirement Benefit Plan. PolyOne makes matching contributions on behalf of all eligible participants, including the Named Executive Officers, under the PolyOne Supplemental Retirement Benefit Plan. PolyOne also makes a retirement contribution to all eligible participants, including Named Executive Officers, in an amount equal to 2% of eligible earnings.

Tax Gross-ups. PolyOne provides a reimbursement for taxes incurred when a spouse/guest travels for business purposes as it is sometimes necessary for spouses to accompany the executives to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses/guests and PolyOne reimburses the associated taxes. PolyOne provides Mr. Newlin a reimbursement for taxes incurred on the use of office space and administrative assistance after his retirement in recognition of his contributions to the Company throughout his tenure.

Other Benefits. Certain additional limited benefits are made available to executives, including the Named Executive Officers. The aggregate incremental value of those benefits is included for each Named Executive Officer in the “All Other Compensation” column of the 2016 Summary Compensation Table, but, except as specifically stated below, the individual values for each item are not required to be disclosed under SEC rules because none exceeded the greater of $25,000 or 10% of the total amount of personal benefits for each Named Executive Officer. In general, these benefits include a nominal benefit allowance (provided to Messrs. Patterson, Van Hulle, Nikrant and Newlin), taxable reimbursement to the Named Executive Officers for financial planning, and reimbursement for the incremental value of spouse/guest travel expenses (used by Messrs. Patterson, Van Hulle, Garratt, Nikrant and Newlin). PolyOne also makes available executive physicals to all Named Executive Officers (used by Messrs. Patterson, Richardson, Van Hulle, and Garratt). Global CARE Insurance (Critical Care Air Rescue and Evacuation), which provides supplemental medical services and medical transportation related to business travel, is also provided to all Named Executive Officers. Finally, Mr. Newlin is entitled to the benefits provided in his Letter Agreement as previously described. Of the amount reported in this column for Mr. Newlin, $49,098 represents the value of these benefits in 2016. Details regarding Mr. Newlin’s retirement are further described in the “Employment Agreement with Named Executive Officer” section of this proxy statement.

61

EXECUTIVE COMPENSATION

2016 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)
R.M. Patterson		78,620 (2)	1,048,269 (2)	2,096,538 (2)	-	-	-	-	-
		118,125 (3)	945,000 (3)	1,890,000 (3)	-	-	-	-	-
	2/10/2016	-	-	-	35,067	105,200 (4)	-	24.98	871,757
	2/10/2016	-	-	-	-	-	34,750 (5)	-	868,055
B.C. Richardson		27,244 (2)	363,250 (2)	726,500 (2)	-	-	-	-	-
		28,250 (3)	226,000 (3)	452,000 (3)	-	-	-	-	-
	2/10/2016	-	-	-	8,383	25,150 (4)	-	24.98	208,410
	2/10/2016	-	-	-	-	-	8,300 (5)	-	207,334
J.V. Van Hulle		18,578 (2)	247,712 (2)	495,424 (2)	-	-	-	-	-
		16,875 (3)	135,000 (3)	270,000 (3)	-	-	-	-	-
	2/10/2016	-	-	-	5,000	15,000 (4)	-	24.98	124,300
	2/10/2016	-	-	-	-	-	4,950 (5)	-	123,651
M.A. Garratt		16,357 (2)	218,096 (2)	436,192 (2)	-	-	-	-	-
		14,500 (3)	116,000 (3)	232,000 (3)	-	-	-	-	-
	2/10/2016	-	-	-	4,300	12,900 (4)	-	24.98	106,898
	2/10/2016	-	-	-	-	-	4,250 (5)	-	106,165
C.M. Nikrant		16,849 (2)	224,654 (2)	449,308 (2)	-	-	-	-	-
		15,250 (3)	122,000 (3)	244,000 (3)	-	-	-	-	-
	2/10/2016	-	-	-	4,517	13,550 (4)	-	24.98	112,284
	2/10/2016	-	-	-	-	-	4,500 (5)	-	112,410
S.D. Newlin(1)		-	-	-	-	-	-	-	-

(1)	Mr. Newlin was ineligible for 2016 awards under both the Annual Plan and the Long-Term Incentive Plan pursuant to the terms of his Letter Agreement.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (columns (c), (d) and (e))

(2)	2016 Annual Incentive Program Payments. The amounts located in the first row for each Named Executive Officer represent the cash-based award opportunities granted to the Named Executive Officer in 2016 under the 2016 Annual Incentive Program. We established threshold, target and maximum goals for each of the three performance measures specified under the 2016 Annual Incentive Program. Participants will earn, for the applicable performance measure: (1) 100% for the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level; or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance for any measure falls between the threshold and target or between target and maximum, earned award amounts for that measure will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance measure, then that performance measure will have an attainment of 0%. For purposes of this table and threshold level disclosure, we assumed that the lowest weighted of the three performance measures achieved the threshold level of attainment (in other words, 7.5% of the target award was earned). Additionally, negative discretion can be used to reduce the payment to essentially zero. Annual Plan payments, if earned, are contingent upon the Named Executive Officer remaining in continuous employment through the payment date. The actual amount earned by each Named Executive Officer for 2016 is included in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table of this proxy statement.

(3)

Cash-Settled Performance Units. The amounts located in the second row for each Named Executive Officer represent the cash-settled performance units granted to the Named Executive Officers on February 10, 2016 as part of our 2016 long-term incentive award under the Long-Term Incentive Plan. Each performance unit is equal

62

EXECUTIVE COMPENSATION

in value to $1.00. Payouts of these cash-settled performance units are subject to achieving four specified performance goals over the annual and cumulative performance periods from January 1, 2016 to December 31, 2018. We established threshold, target and maximum goals for each of the four performance periods. Participants will earn, for the applicable performance period: (1) 100% for the target award upon attainment of the “target” performance level; (2) 50% of the target award upon attainment of the “threshold” performance level or (3) 200% of the target award upon attainment of the “maximum” (or greater) performance level. If final performance falls between the threshold and target or between target and maximum for any performance period, then the earned award amount for that performance period will be interpolated on a straight-line mathematical basis. If threshold performance is not achieved for any one performance period, then that performance period will have an attainment of 0%. For purposes of this table and threshold level disclosure, we assumed that only one of the four performance periods achieved the threshold level of attainment (in other words, 12.5% of the target award was earned). The cash-settled performance units will be paid in cash, if earned, contingent upon the Named Executive Officer remaining in continuous employment through the payment date, which shall be no later than March 15, 2019.

Estimated Future Payouts Under Equity Incentive Plan Awards (columns (f) and (g))

(4)	Stock Appreciation Rights. These amounts represent stock-settled SARs granted to the Named Executive Officers on February 10, 2016 as part of our 2016 long-term incentive award under the Long-Term Incentive Plan. The SARs generally vest one-third upon the later of: (1) achieving each of the following stock price hurdles for thirty consecutive trading days: 10%, 15% and 20% increase, respectively, over the initial grant date closing stock price of $24.98; and (2) time-based vesting, with restrictions lapsing in one-third increments on each of the first three anniversaries of the grant date, generally subject to the officer’s continued employment, and have an exercise term of ten years. All stock price hurdles were achieved in 2016. The SARs are also subject to an appreciation cap of 200% of the initial grant date closing stock price.

“Threshold” refers to the minimum number of shares underlying the SAR award that will vest upon reaching the threshold level of performance, which is satisfaction of just the first stock price hurdle. Threshold equates to vesting in one-third of the SAR award. If threshold performance is not attained, then the participant will not vest in any of the SARs for the 2016 award. “Target” refers to the number of shares underlying the SARs that will vest upon satisfaction of all of the stock price hurdles under the 2016 grant. The SARs do not have a “maximum” level of attainment as a participant cannot receive SARs in excess of the initial award.

All Other Stock Awards: Number of Shares of Stock or Units (RSUs) (column (h))

(5)	Annual Grant of RSUs. These amounts represent stock-settled RSUs granted to the Named Executive Officers on February 10, 2016 as part of our 2016 annual long-term incentive award under the Long-Term Incentive Plan. The RSUs generally vest on the third anniversary of the grant date. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The dividend equivalent rights are subject to the same restrictions as the underlying RSUs.

Exercise or Base Price of Option Awards (column (i))

In setting the base price of these SARs, we followed the practice of using our closing stock price on the grant date. This practice complies with the Long-Term Incentive Plan.

Grant Date Fair Value of Stock and Option Awards (column (j))

The amounts in this column represent the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 14, Share-Based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

63

EXECUTIVE COMPENSATION

Narrative Disclosure Relating to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table

For more information regarding Mr. Newlin’s Letter Agreement refer to the “Potential Payments Upon Termination or Change of Control” section of this proxy statement. For information regarding the amount of salary and bonus compensation in proportion to total compensation, see the “What We Pay and Why: Elements of Compensation” section of this proxy statement.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
R.M. Patterson	-	-	-	-	-	8,510 (1)	272,660	-	-
	-	-	-	-	-	24,671 (2)	790,459	-	-
	-	-	-	-	-	35,272 (3)	1,130,115	-	-
	-	-	-	-	-	-	-	51,756 (6)	1,658,262
	-	-	-	-	-	-	-	51,756 (6)	1,658,262
	30,500 (8)	-	-	14.81	2/16/2021	-	-	-	-
	48,800 (9)	-	-	14.61	2/14/2022	-	-	-	-
	30,700 (10)	-	-	23.08	2/15/2023	-	-	-	-
	13,667 (11)	-	6,833 (11)	35.07	2/11/2024	-	-	-	-
	-	-	66,700 (12)	38.27	2/4/2025	-	-	-	-
	-	105,200 (13)	-	24.98	2/10/2026	-	-	-	-
B.C. Richardson	-	-	-	-	-	7,266 (1)	232,803	-	-
	-	-	-	-	-	6,892 (2)	220,820	-	-
	-	-	-	-	-	8,426 (3)	269,969	-	-
	11,600 (11)	-	5,800 (11)	35.07	2/11/2024	-	-	-	-
	-	-	18,700 (12)	38.27	2/4/2025	-	-	-	-
	-	25,150 (13)	-	24.98	2/10/2026	-	-	-	-
J.V. Van Hulle	-	-	-	-	-	4,360 (1)	139,694	-	-
	-	-	-	-	-	25,935 (4)	830,957	-	-
	-	-	-	-	-	4,114 (2)	131,813	-	-
	-	-	-	-	-	5,026 (3)	161,033	-	-
	-	-	-	-	-	-	-	25,935 (7)	830,957
	13,700 (10)	-	-	23.08	2/15/2023	-	-	-	-
	6,934 (11)	-	3,466 (11)	35.07	2/11/2024	-	-	-	-
	-	-	11,200 (12)	38.27	2/4/2025	-	-	-	-
	-	15,000 (13)	-	24.98	2/10/2026	-	-	-	-
M.A. Garratt	-	-	-	-	-	3,222 (1)	103,233	-	-
	-	-	-	-	-	2,593 (5)	83,080	-	-
	-	-	-	-	-	3,395 (2)	108,776	-	-
	-	-	-	-	-	4,316 (3)	138,285
	5,200 (11)	-	2,600 (11)	35.07	2/11/2024	-	-	-	-
	-	-	9,200 (12)	38.27	2/4/2025	-	-	-	-
	-	12,900 (13)	-	24.98	2/10/2026	-	-	-	-
C.M. Nikrant	-	-	-	-	-	3,634 (1)	116,433	-	-
	-	-	-	-	-	3,500 (2)	112,140	-	-
	-	-	-	-	-	4,569 (3)	146,391	-	-
	23,300 (9)	-	-	14.61	2/14/2022	-	-	-	-
	13,700 (10)	-	-	23.08	2/15/2023	-	-	-	-
	5,800 (11)	-	2,900 (11)	35.07	2/11/2024	-	-	-	-
	-	-	9,300 (12)	38.27	2/4/2025	-	-	-	-
	-	13,550 (13)	-	24.98	2/10/2026	-	-	-	-
S.D. Newlin	-	-	-	-	-	37,760 (1)	1,209,830	-	-
	137,000 (10)	-	-	23.08	2/15/2023	-	-	-	-
	60,667 (11)	-	30,333 (11)	35.07	2/11/2024	-	-	-	-

64

EXECUTIVE COMPENSATION

(1)	Represents a stock-settled RSU award that was granted on February 11, 2014 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(2)	Represents a stock-settled RSU award that was granted on February 4, 2015 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(3)	Represents a stock-settled RSU award that was granted on February 10, 2016 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(4)	Represents a stock-settled RSU award that was granted on March 13, 2014 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(5)	Represents a stock-settled RSU award that was granted on May 15, 2014 and generally vests in full on the third anniversary of the grant date. The award includes shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(6)	Represents a grant of performance shares on May 15, 2014. If a specified earnings per share goal is met by December 31, 2018 and Mr. Patterson has remained in continuous employment with the Company, then 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2019. If a specified earnings per share goal is met by December 31, 2023 and Mr. Patterson has remained in continuous employment with the Company, then the remaining 50,000 performance shares shall become non-forfeitable and fully vested on May 15, 2024. Both awards include shares deemed purchased with reinvested dividend equivalents that are subject to the same forfeiture conditions as the shares to which the dividends relate.

(7)	Represents a grant of performance shares on March 13, 2014. If a specified operating income goal had been met by December 31, 2016 and Mr. Van Hulle had remained in continuous employment with the Company, then the performance shares would have become non-forfeitable and fully vested on March 13, 2017. The specified operating income goal was not met as of December 31, 2016 and as such the award was forfeited on March 13, 2017.

(8)	Represents stock-settled SARs granted on February 16, 2011 that generally vested in one-third increments on each of the first three anniversaries of the grant date.

(9)	Represents stock-settled SARs granted on February 14, 2012 that vested in one-third increments on each of the first three anniversaries of the grant date. The SARs were also subject to performance-based vesting and vested upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $16.07; one-third at $16.80; and one-third at $17.53. The stock price hurdles were achieved in 2012.

(10)	Represents stock-settled SARs granted on February 15, 2013 that vested in one-third increments on each of the first three anniversaries of the grant date. The SARs were also subject to performance-based vesting and vested upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $25.39; one-third at $26.54; and one-third at $27.70. The stock price hurdles were achieved in 2013.

(11)	Represents stock-settled SARs granted on February 11, 2014 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $38.58; one-third at $40.33; and one-third at $42.08. The first two stock price hurdles were achieved in 2014. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(12)	Represents stock-settled SARs granted on February 4, 2015 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $42.10; one-third at $44.01; and one-third at $45.92. The stock price hurdles have not been achieved to date. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

(13)	Represents stock-settled SARs granted on February 10, 2016 that vest in increments upon the attainment of stock price hurdles (based on PolyOne’s closing stock price and sustained for thirty consecutive trading days) for our common shares as follows: one-third at $27.48; one-third at $28.73; and one-third at $29.98. The stock price hurdles were achieved in 2016. The SARs are also subject generally to time-based vesting in one-third increments on each of the first three anniversaries of the grant date.

65

EXECUTIVE COMPENSATION

Number of Securities Underlying Unexercised Options (#) Exercisable (column (b))

This column shows the fully vested and exercisable SARs held by the Named Executive Officers as of December 31, 2016.

Number of Securities Underlying Unexercised Options (#) Unexercisable (column (c))

This column shows the unvested and unexercisable SARs held by the Named Executive Officers as of December 31, 2016.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (column (d))

This column shows shares underlying unexercised SARs awarded under the Long-Term Incentive Plan that have not been earned as an applicable stock price hurdle has not been met as of December 31, 2016.

Option Exercise Price (column (e))

This column shows the base price for each SAR reported in columns (b), (c) and (d).

Option Expiration Date (column (f))

This column shows the expiration dates for each SAR reported in columns (b), (c) and (d).

Number of Shares or Units of Stock That Have Not Vested (column (g))

This column shows the unvested RSUs held by the Named Executive Officers as of December 31, 2016. The RSUs have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared from 2014 through 2016 attributable to the awards (including the 4th quarter dividend declared on October 13, 2016 to shareholders of record on December 16, 2016, which was paid on January 6, 2017).

Market Value of Shares or Units of Stock That Have Not Vested (column (h))

The market value is determined based on the closing stock price of our common shares on December 30, 2016 ($32.04).

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (column (i))

This column shows the performance shares held by the Named Executive Officers as of December 31, 2016 that have not vested and have not been earned. The performance shares have dividend equivalent rights that entitle the grantee to dividend equivalents on each share of our common stock underlying the award equal to the dividend per share declared and paid on our issued and outstanding shares of common stock. The amounts in this column include all dividend equivalents declared from 2014 through 2016 attributable to the awards (including the 4th quarter dividend declared on October 13, 2016 to shareholders of record on December 16, 2016, which was paid on January 6, 2017).

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (column (j))

The market value is determined based on the closing stock price of our common shares on December 30, 2016 ($32.04).

66

EXECUTIVE COMPENSATION

2016 Option Exercises and Stock Vested

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
R.M. Patterson	-	-	40,374	1,136,971
B.C. Richardson	-	-	20,713	649,560
J.V. Van Hulle	-	-	6,504	168,324
M.A. Garratt	-	-	5,175	172,121
C.M. Nikrant	-	-	6,504	168,324
S.D. Newlin	-	-	167,858	4,696,004

Stock Awards (columns (d) and (e))

Column (d) reports the vesting of RSUs during 2016 on an aggregate basis. For all Named Executive Officers except Messrs. Richardson and Garratt, the stock awards include RSUs that were granted on February 15, 2013 and settled on February 15, 2016. For Mr. Richardson the stock awards include RSUs that were granted on November 11, 2013 and settled on November 11, 2016. For Mr. Garratt the stock awards include RSUs that were granted on August 19, 2013 and settled on August 19, 2016. For Mr. Patterson the stock awards also include RSUs that were granted on March 13, 2013 and settled on March 13, 2016. For Mr. Newlin the stock awards also include RSUs that were granted on March 8, 2013 and settled on March 8, 2016. The amounts in these columns include shares awarded through a dividend equivalent feature under the Long-Term Incentive Plan.

The value realized on vesting (column (e)) was computed by multiplying the number of vested RSUs, including the corresponding dividend equivalents, by the closing stock price of the underlying securities on the trading day prior to the vesting date.

2016 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R.M. Patterson	N/A	-	-	-
B.C. Richardson	N/A	-	-	-
J.V. Van Hulle	N/A	-	-	-
M.A. Garratt	N/A	-	-	-
C.M. Nikrant	N/A	-	-	-
S.D. Newlin	Supplemental retirement benefit under employment agreement, as amended	-	10,364,402(1)	683,226

(1)	Although lump-sum payments are not allowed under the terms of the arrangement, the Present Value of Accumulated Benefit shown above for Mr. Newlin is the lump-sum value as of December 31, 2016 of the annual benefit of $683,226 payable under his Letter Agreement providing for a 15-year certain and continuous life annuity commencing December 1, 2016. The assumptions used to determine the lump-sum value are a discount rate of 4.05% and a post-retirement mortality using the RP-2014 White Collar Mortality Table rolled back to 2006 and then projected with the Buck Modified MP-2016 Projection Scale. No pre-retirement decrements are assumed.

67

EXECUTIVE COMPENSATION

Messrs. Patterson, Richardson, Van Hulle, Garratt and Nikrant do not participate in a defined benefit plan with PolyOne.

We offer a defined contribution retirement benefit to all eligible PolyOne participants through the Qualified Savings Plan. The Qualified Savings Plan provides employees with individual retirement accounts funded by (1) an automatic PolyOne-paid contribution of 2% of employee eligible earnings, and (2) an employer-paid match on employee contributions dollar-for-dollar on the first 3% of earnings the employee contributes plus $0.50 per dollar on the next 3% of earnings the employee contributes. The Internal Revenue Code limits employee contributions to the Qualified Savings Plan to $18,000 ($24,000 for participants over age 50), and earnings upon which employee/employer contributions may be made are limited to $265,000 in 2016.

The PolyOne Supplemental Retirement Benefit Plan is an unfunded, nonqualified plan that provides benefits similar to the Qualified Savings Plan, but without the Internal Revenue Code contribution and earnings limitations. Together, these plans are intended to provide the Named Executive Officers with retirement income equivalent to that provided to all other employees who are not impacted by the Internal Revenue Code limitations under the Qualified Savings Plan. As a result, the Named Executive Officers can expect a retirement income that replaces a portion of their income while employed, similar to that received by all other employees participating in the Qualified Savings Plan who are not impacted by the Internal Revenue Code limitations.

During 2008, the Compensation Committee reviewed Mr. Newlin’s total compensation package among the peer companies and across the broader general industry. The Compensation Committee determined that it was in the best interests of PolyOne and our shareholders to provide a supplemental retirement benefit for him that would be competitive with industry practices and serve as an additional retention vehicle. The retirement benefits under Mr. Newlin’s Letter Agreement are described below in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

2016 Nonqualified Deferred Compensation

Name	Aggregate Balance at 12/31/2015 ($)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(5)
R.M. Patterson	2,457,726	176,289	66,967	152,317	-	2,853,299
B.C. Richardson	371,294	126,738	29,815	33,765	-	561,612
J.V. Van Hulle	665,107	18,145	25,065	12,039	-	720,356
M.A. Garratt	120,197	53,268	13,729	15,972	-	203,166
C.M. Nikrant	386,632	50,036	19,628	32,033	-	488,329
S.D. Newlin	2,692,338	-	3,127	40,331	2,735,796(6)	-

(1)	Includes amounts reported as compensation for the Named Executive Officers in our summary compensation tables for previous years. The following aggregate amounts of executive and employer contributions were included in our summary compensation tables for fiscal years 2006 - 2015.

Name	Executive Contributions FY 2006 – 2015 ($)	Registrant Contributions FY 2006 – 2015 ($)
R.M. Patterson	1,316,954	412,339
B.C. Richardson	299,007	74,590
J.V. Van Hulle	67,995	62,389
M.A. Garratt	-	-
C.M. Nikrant	53,170	23,969
S.D. Newlin	1,176,561	1,289,828

68

EXECUTIVE COMPENSATION

(2)	These reflect actual amounts earned by the Named Executive Officers in 2016 that have been deferred on a voluntary basis. The amounts reflected in this column are included in the 2016 Summary Compensation Table of this proxy statement as follows:

Name	2016 “Salary” Column ($)	2016 “Non-Equity Incentive Plan Compensation” Column ($)
R.M. Patterson	121,154	55,135
B.C. Richardson	98,915	27,823
J.V. Van Hulle	18,145	-
M.A. Garratt	52,817	451
C.M. Nikrant	43,408	6,628
S.D. Newlin	-	-

(3)	This column contains contributions by us in the last fiscal year under the PolyOne Supplemental Retirement Benefit Plan, which provides for benefits in excess of amounts permitted to be contributed under our Qualified Savings Plan, as follows: (a) our cash contributions in amounts equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions (the “Company Match”) limited to 4.5% of eligible earnings, and (b) a retirement contribution by us in an amount equal to 2% of eligible earnings (the “Retirement Contribution”). The following table breaks out the contributions made by us in 2016 under each of the types of contributions described above:

Name	Company Match ($)	Retirement Contribution ($)
R.M. Patterson	46,362	20,605
B.C. Richardson	20,641	9,174
J.V. Van Hulle	17,353	7,712
M.A. Garratt	9,505	4,224
C.M. Nikrant	13,589	6,039
S.D. Newlin	1,616	1,511

All of these amounts are included in the “All Other Compensation” column of the 2016 Summary Compensation Table of this proxy statement.

(4)	Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2016 Summary Compensation Table of this proxy statement.

(5)	A portion of the balance reflected in the table represents amounts earned by the Named Executive Officers, which they have elected to defer on a voluntary basis.

(6)	Mr. Newlin received a distribution of $2,735,796 from the PolyOne Supplemental Retirement Benefit Plan due to his retirement.

We currently offer participation in a nonqualified deferred compensation retirement plan, called the PolyOne Supplemental Retirement Benefit Plan, to specified employees that include the Named Executive Officers. This plan is an unfunded, nonqualified plan that provides benefits similar to our Qualified Savings Plan, but without Internal Revenue Code contribution and earnings limitations. The Named Executive Officers are permitted to elect to defer up to 50% of their salary and annual bonus into the plan. The amounts deferred are credited to accounts selected by the Named Executive Officer that mirror the investment alternatives available in our Qualified Savings Plan, except that they cannot elect the PolyOne stock fund with respect to amounts deferred under the PolyOne Supplemental Retirement Benefit Plan. Each Named Executive Officer who participates in the PolyOne Supplemental Retirement Benefit Plan is 100% vested in that portion of their account that is attributable to elective deferrals and the Company Match. Further, Named Executive Officers who participate in the plan are vested in the Retirement Contribution upon three years of service. A Named Executive Officer’s vested accounts will commence to be paid to them within 30 days of the date of their termination of employment with us in the form of payment they selected (lump-sum payment or payment in installments over a period not exceeding 10 years) on an election form received by us.

69

EXECUTIVE COMPENSATION

The PolyOne Supplemental Retirement Benefit Plan is subject to the rules of Code Section 409A, which restricts the timing of distributions. Thus, payment, or commencement of payment, to the Named Executive Officers of their accounts may need to be delayed by six months following their separation from service with us.

Potential Payments Upon Termination or Change of Control

Summary of Potential Payments

Our plans, agreements, arrangements or typical practices would provide severance benefits to our Named Executive Officers (except Mr. Newlin) in varying amounts to the executive under certain scenarios. We do not have employment agreements with our Named Executive Officers other than Mr. Newlin. We do have management continuity agreements (“Continuity Agreements”) with each of our other Named Executive Officers that provide for specified benefits upon a termination of employment following a change of control, and each of our Named Executive Officers (other than Mr. Newlin) participate in our Executive Severance Plan. Further, other Company plans, agreements and arrangements may provide for specified benefits upon a change of control (or for acceleration of such benefits). Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below. The table following this narrative discussion summarizes the amounts payable upon termination or a change of control under certain circumstances to our current Named Executive Officers (except Mr. Newlin), assuming that the executive’s employment terminated on December 30, 2016.

Management Continuity Agreements

We have entered into Continuity Agreements with all of our elected corporate officers, including each of the Named Executive Officers. The Continuity Agreements serve to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change of control” of PolyOne. The Named Executive Officers are generally provided with severance protection for a period of three years (for Mr. Patterson) and two years (for the other Named Executive Officers) should his employment be terminated either by us without cause or by the executive for good reason following a change of control. The Continuity Agreements are automatically renewed each year unless we give prior notice of termination and do not provide any assurance of continued employment. For these purposes, “change of control”, “cause” and “good reason” have the meanings ascribed to such terms in the Continuity Agreements.

If a change of control occurs and the Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “good reason,” in each case during the severance protection period, then the Continuity Agreements generally provide that the individual would be entitled to receive:

•	A lump-sum payment equal to two or three years (depending on the executive) of the base salary in effect immediately prior to the change of control, or if greater, on the termination date;

•	A lump-sum payment equal to two or three times (depending on the executive) the executive’s targeted Annual Incentive Amount, as that term is defined the Continuity Agreement, in effect prior to the change of control;

•	Employee health and welfare benefits (excluding the long-term disability plan) for up to two or three years (depending on the executive) at active employee rates;

•	An allowance equal to one year of financial planning/tax preparation that the executive was entitled to receive prior to the change of control;

•	A lump-sum payment equal to the employer contributions required to be made to certain retirement plans on behalf of the executive for the year of the change of control or the year of termination; and

•	A tax gross-up for any excise tax due under the Internal Revenue Code for any so-called “golden parachute” payments made under the agreements (but only for Named Executive Officers with “grandfathered” Continuity Agreements). In 2011, the Compensation Committee eliminated the tax gross-up benefit for so called “excess parachute payments” under Code Section 280G from the Continuity Agreements provided to Named Executives Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter.

70

EXECUTIVE COMPENSATION

None of the agreements contain a single trigger or a modified single trigger for benefits. The Continuity Agreements do not provide for benefits upon death or disability following a change of control.

To the extent a payment or benefit that is paid or provided under a Continuity Agreement would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the executive would be entitled to payment under the Continuity Agreement or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Continuity Agreement and such other plan, program, agreement, arrangement or legal requirement.

In addition, in order to receive payment and benefits under the Continuity Agreement, the Named Executive Officer must execute a release of claims against PolyOne and comply with confidentiality, non-compete and non-solicitation covenants for two or three years, depending on the executive.

Executive Severance Plan

Effective May 25, 2006, and as amended most recently effective May 15, 2014, the Compensation Committee adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to our Named Executive Officers and other elected officers who are expected to make substantial contributions to our success and thereby provide for stability and continuity of operations. All of the Named Executive Officers participate in the Executive Severance Plan except Mr. Newlin, whose severance benefits are provided through his Letter Agreement.

The Executive Severance Plan provides that, if PolyOne terminates the employment of a Named Executive Officer for any reason other than Cause (as defined in the Executive Severance Plan), death or disability, then the Named Executive Officer will be entitled to receive:

•	Salary continuation payments in an amount equal to two times the Named Executive Officer’s base salary;

•	A payment in an amount equal to the Named Executive Officer’s annual bonus under the Annual Plan as earned for the year in which the separation occurs;

•	Reimbursement for the costs previously paid by us for continued coverage for two years in our medical, dental and vision plans, plus any taxes imposed as a result of such reimbursement; and

•	Fees for outplacement benefits for a period of 12 months.

We do not have to make payments to Named Executive Officers under the Executive Severance Plan if they are entitled to receive payment under a Continuity Agreement discussed above. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute a release of claims against us and is subject to confidentiality, non-compete, non-solicitation and non-disparagement covenants during the two-year severance period.

Employment Agreement with Mr. Newlin

Mr. Newlin retired from the Company on July 1, 2016 and became entitled to the payments and benefits provided under his Letter Agreement, consisting of (1) annual supplemental retirement payments in the form of a 15-year certain and continuous life annuity, conditioned upon Mr. Newlin’s execution of a release and waiver, (2) for Mr. Newlin and his eligible dependents, access to the same retiree medical benefits made available to all retirement eligible employees under our standard retiree medical benefit program, to the extent we continue to maintain such programs, and (3) other benefits as previously described. The details of Mr. Newlin’s Letter Agreement are described above in the “Other Aspects of Our Compensation Programs” section of this proxy statement.

Annual Plan

All of our Named Executive Officers, except Mr. Newlin, participate in the Annual Plan. The Annual Plan provides that, if a change of control occurs, we are required to pay each participant an interim lump-sum cash payment equal to the product of the number of months that have elapsed in the calendar year in which the change of control occurs and

71

EXECUTIVE COMPENSATION

one-twelfth of the participant’s target annual incentive award opportunity in effect prior to the change of control. We have the obligation to make a final payment under the terms of the Annual Plan for the plan year in which the change of control occurs, but may offset the amount of any interim payment made. For these purposes “change of control” has the meaning ascribed to such term in the Annual Plan. In addition, participants receive a payout, as earned, upon their death, disability or retirement after the first quarter of the Annual Plan year.

Long-Term Incentive Awards

Each of the grant agreements evidencing outstanding awards of RSUs, SARs, cash-settled performance units and performance shares provide that the vesting of such award will accelerate upon a change of control. In the event of a change of control, cash-settled performance units for which all performance periods are completed as of December 31, 2016 are valued at actual attainment, and cash-settled performance units for which all performance periods are not completed as of December 31, 2016 are valued at target attainment. For this purpose, a “change of control” is defined in the Long-Term Incentive Plan. The grant agreements also provide for prorated vesting upon death, disability and retirement, as those terms are defined in the grant agreements, with the exception of Mr. Newlin’s outstanding awards, which were modified by his Letter Agreement to eliminate any prorated vesting provisions, as well as the May 15, 2014 performance shares granted to Mr. Patterson and the March 13, 2014 performance shares and RSUs granted to Mr. Van Hulle (all of which do not provide for prorated vesting upon retirement). In the event of a death, disability or retirement, as those terms are defined in the grant agreements, cash-settled performance units for which all performance periods are completed as of December 31, 2016 are valued at actual attainment and cash-settled performance units for which all performance periods are not completed as of December 31, 2016 are valued at target attainment.

Retirement Benefits

Mr. Newlin’s supplemental retirement benefit under his Letter Agreement also has provisions relating to the termination of his employment with us. These payments are described more fully in the disclosure provided in connection with the “2016 Pension Benefits” section of this proxy statement.

The PolyOne Supplemental Retirement Benefit Plan that is made available to all of our Named Executive Officers has provisions relating to the termination of employment with PolyOne. These payments are described more fully in the disclosure provided in the “2016 Nonqualified Deferred Compensation” section of this proxy statement.

Payments and Benefits Upon Termination — As of the End of Fiscal Year 2016

The following table summarizes the amounts payable to the Named Executive Officers (except for Mr. Newlin) upon termination under specified circumstances or upon a change of control. The data below assumes that each triggering event listed in the tables occurred on December 30, 2016 and that the stock price for our common shares was $32.04, the closing stock price of our common shares on December 30, 2016.

Name	Benefits and Payments	Voluntary Termination ($)	Retirement (1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
R.M. Patterson	Cash Severance Benefit (2)	-	-	-	-	-	2,563,869	6,127,500
	Annual Incentive for Year of Termination	-	-	663,869	663,869	-	-	1,048,269
	Cash-Settled Performance Units (3)	-	-	1,204,630	1,204,630	-	-	2,094,446
	Restricted Stock Units (4)	-	-	1,096,697	1,096,697	-	-	2,184,231
	Performance Shares (5)	-	-	1,304,829	1,304,829	-	-	3,302,940
	Unexercisable Stock Options/SARs (4)	-	-	404,559	404,559	-	-	742,712
	Health and Welfare Benefits (6)	-	-	-	-	-	60,816	91,224
	Financial Planning Services (7)	-	-	-	-	-	-	13,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	398,290
	Excise Tax Gross-up (8)	-	-	-	-	-	-	5,951,982

72

EXECUTIVE COMPENSATION

Name	Benefits and Payments	Voluntary Termination ($)	Retirement (1) ($)	Disability ($)	Death ($)	Involuntary Termination with Cause ($)	Involuntary Termination without Cause ($)	Termination without Cause or for Good Reason Following a Change of Control ($)
B.C. Richardson	Cash Severance Benefit (2)	-	-	-	-	-	1,360,046	1,864,500
	Annual Incentive for Year of Termination	-	-	230,046	230,046	-	-	363,250
	Cash-Settled Performance Units (3)	-	-	535,172	535,172	-	-	758,794
	Restricted Stock Units (4)	-	-	442,922	442,922	-	-	720,580
	Unexercisable Stock Options/SARs (4)	-	-	96,722	96,722	-	-	177,559
	Health and Welfare Benefits (6)	-	-	-	-	-	32,976	32,976
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	121,190
J.V. Van Hulle	Cash Severance Benefit (2)	-	-	-	-	-	1,003,709	1,410,500
	Annual Incentive for Year of Termination	-	93,709	93,709	93,709	-	-	247,712
	Cash-Settled Performance Units (3)	-	320,101	320,101	320,101	-	320,101	453,740
	Restricted Stock Units (4)	-	265,067	1,038,961	1,038,961	-	265,067	1,258,275
	Performance Shares (5)	-	-	773,894	773,894	-	-	827,529
	Unexercisable Stock Options/SARs (4)	-	57,687	57,687	57,687	-	57,687	105,900
	Health and Welfare Benefits (6)	-	-	-	-	-	48,408	48,408
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	91,680
M.A. Garratt	Cash Severance Benefit (2) (8)	-	-	-	-	-	985,766	957,976
	Annual Incentive for Year of Termination	-	-	175,766	175,766	-	-	218,096
	Cash-Settled Performance Units (3)	-	-	251,495	251,495	-	-	364,805
	Restricted Stock Units (4)	-	-	281,376	281,376	-	-	431,546
	Unexercisable Stock Options/SARs (4)	-	-	49,611	49,611	-	-	91,074
	Health and Welfare Benefits (6)	-	-	-	-	-	55,128	55,128
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	81,610
C.M. Nikrant	Cash Severance Benefit (2)	-	-	-	-	-	932,355	1,302,000
	Annual Incentive for Year of Termination	-	92,355	92,355	92,355	-	-	224,654
	Cash-Settled Performance Units (3)	-	269,807	269,807	269,807	-	269,807	387,450
	Restricted Stock Units (4)	-	225,978	225,978	225,978	-	225,978	373,394
	Unexercisable Stock Options/SARs (4)	-	52,110	52,110	52,110	-	52,110	95,663
	Health and Welfare Benefits (6)	-	-	-	-	-	32,976	32,976
	Financial Planning Services (7)	-	-	-	-	-	-	10,000
	Outplacement Benefits	-	-	-	-	-	8,300	-
	Lump Sum for Defined Contribution Plans	-	-	-	-	-	-	84,630

(1)	Retirement is generally defined as the executive’s attainment of age 55 with 10 years of service or age 58 with five years of service.

(2)	Cash severance benefits are payable (a) in the event of an involuntary termination without cause, under the Executive Severance Plan or (b) in the event of an involuntary termination following a change of control, under the Continuity Agreement.

(3)	Cash-settled performance units granted in 2016 and 2015 reflect a prorated target amount in cases of retirement, disability or death. For cash-settled performance units granted in 2014, awards reflect actual attainment. In the case of involuntary termination following a change of control, awards granted in 2016 and 2015 reflect the full value award at target.

(4)	RSUs and Unexercisable Stock Options/SARs granted in 2016, 2015 and 2014 reflect a prorated amount of the award in cases of retirement, disability or death. In the case of involuntary termination following a change of control, all of these awards reflect their full value. SARs with an exercise price below the December 30, 2016 closing stock price of $32.04 were valued at zero.

73

EXECUTIVE COMPENSATION

(5)	Performance shares granted in 2014 reflect a prorated amount in cases of disability or death. In the case of involuntary termination following a change of control, all awards reflect their full value.

(6)	Continuation of health and welfare benefits upon an involuntary termination without cause are provided under the Executive Severance Plan or the Continuity Agreement in the event of an involuntary termination following a change of control.

(7)	Continuation of financial planning benefits are provided under the terms of the Continuity Agreements.

(8)	For Mr. Patterson, represents the amount of excise tax that would be imposed on the executive under Code Section 280G and a tax gross-up amount relating to the payment of such tax. We eliminated the tax gross-ups for excise taxes imposed under Code Section 280G from any Continuity Agreements provided to Named Executive Officers who were hired in or who had Continuity Agreements amended in 2011 and thereafter. Messrs. Richardson, Van Hulle, Garratt and Nikrant are not provided a Code Section 280G gross-up benefit under their Continuity Agreements; instead, their severance benefits will be reduced in the event that an excise tax would be imposed on them under Code Section 280G in an amount sufficient to eliminate the excise tax. Mr. Garratt’s severance benefits in the event of a Termination without Cause or for Good Reason Following a Change of Control have been reduced by $297,524 as he was determined to be over the excise tax limit.

Compensation Committee Interlocks and Insider Participation

During 2016, Kerry J. Preete, William H. Powell, Farah M. Walters, and William A. Wulfsohn served on the Compensation Committee. None of our executive officers was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC during 2016.

Policy on Related Person Transactions

Under our Guidelines for Ethical Business Conduct, we prohibit all employees, including our officers and non-employee Directors from engaging in activities that would impact their ability to carry out their duties in an independent, objective fashion. We also have adopted a written “Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons.” This policy requires an initial review by our Chief Legal Officer, Chief Financial Officer and Ethics and Compliance Officer, in consultation with each other (the “Reviewing Team”), of all transactions, arrangements or relationships with us in which any Director, executive officer or other related person (including immediate family members of all related persons) has a direct or indirect material interest, and which involve $50,000 or more. Further, the Audit Committee must review and approve any transaction that the Reviewing Team determines may be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act or any similar provision. In reviewing the related person transactions, the Reviewing Team and the Audit Committee consider the following factors: (1) whether the transaction is in conformity with our Guidelines for Ethical Business Conduct and is in our best interests; (2) whether the transaction would be in the ordinary course of our business; (3) whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (4) the disclosure standards set forth in Item 404 of Regulation S-K under the Exchange Act or any similar provision; and (5) whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE rules.

Risk Assessment of the Compensation Programs

As part of the Compensation Committee’s annual governance process, in October 2016 we conducted a formal assessment of our compensation programs to ensure that they do not create risks that are reasonably likely to have a material adverse effect on PolyOne. With guidance from the Consultant, our Internal Audit and Human Resources groups completed the initial risk assessment of our compensation programs, including those that extend beyond the executive officers. The assessment was reviewed by our legal department and the Consultant, with these groups providing additional analysis and validation of the results. The results of the compensation risk assessment were presented to the Compensation Committee at its October 2016 meeting. The areas we considered in determining that our compensation programs do not pose a material risk to PolyOne included our:

Compensation Philosophy	Payout Curves	Clawback Policy
Compensation Plan Design	Weightings of Incentive Plan Measures	Anti-Hedging/Anti-Pledging Policies
Balanced Pay Mix	Compensation Plan Governance and Oversight	Stock Ownership Requirements
Timing on Incentive Payouts	Selection of Performance Measures	Pay-for-Performance Validation

74

EXECUTIVE COMPENSATION

As a result of the assessment, the Compensation Committee concluded that our compensation structures are appropriate and no material risks were identified.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and in PolyOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Compensation Committee

of the Board of Directors

William H. Powell, Chairperson

Kerry J. Preete

Farah M. Walters

William A. Wulfsohn

75

MISCELLANEOUS

MISCELLANEOUS PROVISIONS

Voting at the Meeting

Shareholders of record at the close of business on March 14, 2017 are entitled to vote at the meeting. On that date, a total of 81,755,570 common shares were outstanding. Each share is entitled to one vote.

The affirmative vote of a majority of the common shares represented and voting, in person or by proxy, at any meeting of shareholders at which a quorum is present is required for action by shareholders on any matter, unless the vote of a greater number of shares or voting by classes or series is required under Ohio law. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Annual Meeting.

Directors are elected by a plurality of the votes of shares present, in person or by proxy, and entitled to vote on the election of Directors at a meeting at which a quorum is present. An abstention or a broker non-vote has the same effect as a vote against a Director nominee, as each abstention or broker non-vote would be one less vote in favor of a Director nominee. Your broker or other nominee will not be able to vote your shares with respect to the election of Directors if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. Holders of common shares have no cumulative voting rights. If any of the nominees listed in the “Proposal 1 – Election of Board of Directors” section of this proxy statement becomes unable or declines to serve as a Director, each properly signed proxy card will be voted for another person recommended by the Board. However, we have no reason to believe that this will occur.

Because the vote to approve Named Executive Officer compensation and the frequency of future votes on executive compensation are advisory, there is technically no minimum vote requirement for these proposals. An abstention or broker non-vote will have no effect on these proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The affirmative vote of holders of at least a majority of the shares cast, in person or by proxy, is necessary for approval of the PolyOne Corporation 2017 Equity and Incentive Compensation Plan and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Because the proposal to ratify the appointment of Ernst & Young LLP is considered “routine,” your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on these proposals as the abstention will not be counted in determining the number of votes cast.

We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us, addressed to the Secretary, so that it is received on or before December 1, 2017. We suggest that all proposals be sent by certified mail, return receipt requested.

Additionally, a shareholder may submit a proposal for consideration at the 2017 Annual Meeting, but not for inclusion in next year’s Proxy Statement, if the shareholder gives timely written notice of such proposal in accordance with Regulation 8(c) of our Regulations. In general, Regulation 8(c) provides that, to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 60 nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. If the date of the 2017 Annual Meeting is delayed by more than 60 calendar days after the anniversary of the 2017 Annual Meeting, then a shareholder’s notice must be delivered to our principal executive offices not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2017 Annual Meeting is first made.

Our proxy materials for the 2017 Annual Meeting will be mailed on or about March 31, 2017. Sixty days prior to the first anniversary of this date will be January 30, 2018, and 90 days prior to the first anniversary of this date will be

76

MISCELLANEOUS

December 31, 2017. Our proxies for the 2018 Annual Meeting will confer discretionary authority to vote on any matter if we do not receive timely written notice of such matter in accordance with Regulation 8(c). For business to be properly requested by a shareholder to be brought before the 2018 Annual Meeting, the shareholder must comply with all of the requirements of Regulation 8(c), not just the timeliness requirements set forth above.

Proxy Solicitation

We are making this proxy solicitation and will bear the expense of preparing, printing and mailing this notice and proxy statement. In addition to requesting proxies by mail, our officers and regular employees may request proxies by telephone or in person. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation for an estimated fee of $7,500 plus reasonable expenses. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. We will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

We are mailing our Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 2016, to shareholders of record with this proxy statement.

We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2016, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K or for information on how to obtain directions to be able to attend the Annual Meeting and vote in person should be directed to: PolyOne Center, 33587 Walker Road, Avon Lake, Ohio 44012, Attention: Secretary.

For the Board of Directors

PolyOne Corporation

LISA K. KUNKLE

Senior Vice President, General Counsel and

Secretary

March 31, 2017

77

APPENDIX A

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions, except per share data)

Senior management uses comparisons of Adjusted Net Income from Continuing Operations attributable to PolyOne shareholders and diluted adjusted Earnings Per Share (“EPS”) from continuing operations attributable to PolyOne shareholders, excluding special items, to assess performance and facilitate comparability of results. Below is a reconciliation of these non-GAAP (as defined below) financial measures to their most directly comparable measures calculated and presented in accordance with United States Generally Accepted Accounting Principles (GAAP).

	Year Ended		Year Ended
	December 31, 2016		December 31, 2015
Reconciliation to Condensed Consolidated Statements of Income	$	EPS	$	EPS

Net income attributable to PolyOne shareholders	$165.2	$1.95	$144.6	$1.63
Special items, after tax (1), (2)	14.8	0.18	28.9	0.33

Adjusted net income / EPS – excluding special items	$180	$2.13	$173.5	$1.96

	Year Ended		Year Ended
	December 31, 2014		December 31, 2013
Reconciliation to Condensed Consolidated Statements of Income	$	EPS	$	EPS

Net income from continuing operations attributable to PolyOne shareholders	$78.0	$0.83	$94.0	$0.97

Special items, after tax (1), (2)	90.5	0.97	32.6	0.34

Adjusted net income / EPS – excluding special items	$168.5	$1.80	$126.6	$1.31

	Year Ended
	December 31, 2012
Reconciliation to Condensed Consolidated Statements of Income	$	EPS

Net income from continuing operations attributable to PolyOne shareholders	$53.3	$0.59
Special items, after tax (1), (2)	36.2	0.41

Adjusted net income / EPS – excluding special items	$89.5	$1.00

A-1

Senior management uses operating income before special items to assess performance and allocate resources because senior management believes that this measure is useful in understanding current profitability levels and how it may serve as a base for future performance. In addition, operating income before the effect of special items is a component of PolyOne annual and long-term employee incentive plans and is used in debt covenant computations. Below is a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated and presented in accordance with GAAP.

	Year Ended December 31,
Reconciliation to Consolidated Statements of Income	2016	2015

Operating income - GAAP	281.9	250.9
Special items in operating income (1)	35.3	71.3

Operating income adjusted	$317.2	$322.2

Liquidity is calculated as follows:

As of December 31,
2016
Cash and cash equivalents	$226.7
Revolving credit availability	386.2

Liquidity	$612.9

(1)	Special items are a non-GAAP financial measure and are used to determine adjusted earnings. Special items include charges related to specific strategic initiatives or financial restructuring, such as: consolidation of operations; debt extinguishment costs; costs incurred directly in relation to acquisitions or divestitures; employee separation costs resulting from personnel reduction programs, plant realignment costs; executive separation agreements; asset impairments; mark-to-market adjustments associated with actuarial gains and losses on pension and other post-retirement benefit plans; environmental remediation costs, fines, penalties and related insurance recoveries related to facilities no longer owned or closed in prior years; gains and losses on the divestiture of operating businesses, joint ventures and equity investments; gains and losses on facility or property sales or disposals; results of litigation, fines or penalties, where such litigation (or action relating to the fines or penalties) arose prior to the commencement of the performance period; one-time, non-recurring items; and the effect of changes in accounting principles or other such laws or provisions affecting reported results.

(2)	Tax adjustments include the net tax expense/benefit from one-time income tax items, the set-up or reversal of uncertain tax position reserves and deferred income tax valuation allowance adjustments.

A-2

APPENDIX B

POLYONE CORPORATION

2017 EQUITY AND INCENTIVE COMPENSATION PLAN

1.            Purpose.  The purpose of this Plan is to attract and retain non-employee Directors, officers and other employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for service or performance.

2.            Definitions.  As used in this Plan:

(a)          “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b)          “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c)          “Board” means the Board of Directors of the Company.

(d)          “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)          “Change of Control” means, except as otherwise provided for in an Evidence of Award, the occurrence of any of the following events:

  (i)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition;

  (ii)         individuals who, as of May 11, 2017, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 11, 2017 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director,

B-1

without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

  (iii)        the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

  (iv)        approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

(f)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)          “Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(h)          “Company” means PolyOne Corporation, an Ohio corporation, and its successors.

(i)           “Compensation Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 13 of this Plan, and to the extent of any delegation by the Compensation Committee to a subcommittee pursuant to Section 13 of this Plan, such subcommittee.

(j)           “Date of Grant” means the date specified by the Compensation Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Compensation Committee takes action with respect thereto).

(k)          “Director” means a member of the Board.

(l)           “Effective Date” means the date that this Plan is approved by the shareholders of the Company.

(m)         “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Compensation Committee that sets forth the terms and

B-2

conditions of one or more awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Compensation Committee, need not be signed by a representative of the Company or a Participant.

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)          “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(p)          “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(q)          “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Compensation Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Compensation Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

  (i)           Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

  (ii)          Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

  (iii)         Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, sales, and equity);

  (iv)         Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

  (v)          Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

  (vi)         Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

  (vii)        Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth by targeted country, region or end market, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

B-3

 (viii)      Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices (including succession planning and talent development) and employee benefits, supervision of litigation and information technology, and goals or synergies relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. Management Objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Participant’s death or disability or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(r)          “Market Value per Share” means as of any particular date the closing sale price of the Common Shares as reported on The New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed. If the Common Shares are not traded as of any given date, the Market Value per Share means the closing price for the Common Shares on the principal exchange on which the Common Shares are traded for the immediately preceding date on which the Common Shares were traded. If there is no regular public trading market for the Common Shares, the Market Value per Share of the Common Shares shall be the fair market value of the Common Shares as determined in good faith by the Compensation Committee. The Compensation Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s)          “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(t)           “Option Price” means the purchase price payable on exercise of an Option Right.

(u)          “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(v)          “Participant” means a person who is selected by the Compensation Committee to receive benefits under this Plan and who is at the time (i) an officer or other key employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(w)         “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

B-4

(x)          “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(y)          “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.

(z)          “Plan” means this PolyOne Corporation 2017 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(aa)        “Predecessor Plan” means the PolyOne Corporation 2010 Equity and Performance Incentive Plan, as may be (or may have been) amended or amended and restated from time to time.

(bb)        “Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, or other awards contemplated under Section 10 of this Plan, or portion of such award, that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(cc)        “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(dd)        “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.

(ee)        “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(ff)         “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(gg)        “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(hh)        “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

(ii)          “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

B-5

3.            Shares Available Under this Plan.

(a)	Maximum Shares Available Under Plan.

(i)

Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards to non-employee Directors contemplated by Section 9 of this Plan, (F) awards contemplated by Section 10 of this Plan, or (G) dividend equivalents paid with respect to awards made under this Plan, will not exceed in the aggregate (x) 2,500,000 Common Shares minus (y) as of the Effective Date, one Common Share for every one Common Share subject to an award granted under the Predecessor Plan between March 1, 2017 and the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)	Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, after March 1, 2017, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof, will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

B-6

(c)          Limit on Incentive Stock Options; Full-Value Award Limit. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 12 of this Plan: (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 2,500,000 Common Shares; and (ii) the number of Common Shares subject to awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units, awards to non-employee Directors contemplated by Section 9 of this Plan (other than Option Rights or Appreciation Rights), and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not, during the life of this Plan, in the aggregate exceed 1,000,000 Common Shares.

(d)          Individual Participant Limits. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 12 of this Plan:

(i)

In no event will any Participant in any calendar year be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 500,000 Common Shares; provided, however, that with respect to a Participant’s first calendar year of service with the Company or a Subsidiary, the amount set forth in this Section 3(d)(i) is multiplied by two.

(ii)

In no event will any Participant in any calendar year be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares and/or other awards under Section 10 of this Plan, in the aggregate, for more than 400,000 Common Shares; provided, however, that with respect to a Participant’s first calendar year of service with the Company or a Subsidiary, the amount set forth in this Section 3(d)(ii) is multiplied by two.

(iii)

In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $4,000,000; provided, however, that with respect to a Participant’s first calendar year of service with the Company or a Subsidiary, the amount set forth in this Section 3(d)(iii) is multiplied by two.

(iv)

In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $4,000,000; provided, however, that with respect to a Participant’s first calendar year of service with the Company or a Subsidiary, the amount set forth in this Section 3(d)(iv) is multiplied by two.

(v)

In no event will any non-employee Director in any calendar year be granted awards under this Plan having an aggregate maximum value at the Date of Grant (calculating the value of any such awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such non-employee Director for such calendar year, in excess of $600,000.

(e)          Notwithstanding anything in this Plan to the contrary (except for the discretionary acceleration provisions of this Plan), up to 5% of the aggregate number of Common Shares available for awards under Section 3(a)(i) of this Plan, as may be adjusted under Section 12 of this Plan, may be used for awards granted under Section 4 through Section 8 and Section 10 of this Plan that do not at grant comply with the applicable one-year minimum vesting or performance period requirements set forth in such sections of this Plan.

B-7

4.            Option Rights.  The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)          Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)          Each grant will specify an Option Price per Common Share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)          Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Compensation Committee, by the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Compensation Committee.

(d)          To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)          Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)          Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, however, that, except as otherwise described in this subsection, (i) Option Rights that become exercisable based solely on the passage of time may not become exercisable sooner than after one year and (ii) Option Rights that become exercisable based on the achievement of Management Objectives may not become exercisable sooner than after a one-year performance period. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g)          Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)          Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)          The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j)          No Option Right will be exercisable more than 10 years from the Date of Grant.

(k)         The Compensation Committee may substitute, without receiving Participant permission, Appreciation Rights payable only in Common Shares (or Appreciation Rights payable in

B-8

Common Shares or cash, or a combination of both, at the Compensation Committee’s discretion) for outstanding Options; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Options and the difference between the Market Value Per Share of the underlying Common Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying Common Shares and the Option Price of the Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(l)           Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(m)         Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

5.            Appreciation Rights.

(a)          The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Compensation Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Compensation Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)          Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

  (i)          Any grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, in Common Shares or in any combination thereof.

  (ii)         Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee on the Date of Grant.

  (iii)        Any grant may specify waiting periods before exercise and permissible exercise dates or periods; provided, however, that, except as otherwise described in this subsection, (A) Appreciation Rights that become exercisable based solely on the passage of time may not become exercisable sooner than after one year and (B) Appreciation Rights that become exercisable based on the achievement of Management Objectives may not become exercisable sooner than after a one-year performance period. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of retirement, death or disability of a Participant, or a Change of Control.

  (iv)         Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

  (v)          Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

B-9

(c)          Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of a Tandem Appreciation Right may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised. For the avoidance of doubt, the Option Price of an Option Right to which a Tandem Appreciation Right relates (except with respect to awards under Section 22 of this Plan) will be equal to or greater than the Market Value per Share on the Date of Grant of such related Option Right.

(d)          Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e)          Regarding Free-Standing Appreciation Rights only:

  (i)        Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) will be equal to or greater than the Market Value per Share on the Date of Grant;

  (ii)       Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

  (iii)      No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.            Restricted Stock. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)          Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)          Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)          Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee on the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year as determined by the Compensation Committee on the Date of Grant.

(d)          Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee on the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

B-10

(e)          Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that, notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives may not terminate sooner than after a one-year performance period. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f)          Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant, or a Change of Control; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change of Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(g)          Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until and paid contingent upon the vesting of such Restricted Stock.

(h)          Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve. Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.            Restricted Stock Units.  The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)          Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Compensation Committee may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (c) below, such Restriction Period may not terminate sooner than after a one-year performance period. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

B-11

(b)          Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)          If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than one year as determined by the Compensation Committee at the Date of Grant.

(d)          Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant, or a Change of Control; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change of Control) to the extent such provisions would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(e)          During the Restriction Period, the Participant will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall have no right to vote them, but the Compensation Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(f)          Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

(g)          Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

8.            Cash Incentive Awards, Performance Shares and Performance Units.  The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)          Each grant will specify the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)          The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time (not less than one year) as will be determined by the Compensation Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant, or a Change of Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

B-12

(c)          Any grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d)          Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e)          Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares, shares of Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed maximums specified by the Compensation Committee on the Date of Grant.

(f)           The Compensation Committee may, on the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)          Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Compensation Committee may approve.

9.            Awards to Non-Employee Directors.  The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Compensation Committee, will not be required to be subject to any minimum vesting period, will be evidenced by an Evidence of Award in such form as will be approved by the Compensation Committee, and may provide for continued vesting or the earlier vesting of such award, including in the event of retirement, death or disability of the non-employee Director, or a Change of Control. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which (except with respect to awards under Section 22 of this Plan) will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under this Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Compensation Committee, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units or other awards under this Plan in lieu of cash.

10.          Other Awards.

(a)          The Compensation Committee may, subject to limitations under applicable law and under Section 3 of this Plan, grant to any Participant Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares,

B-13

purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Compensation Committee shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Compensation Committee shall determine.

(b)          Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c)          The Compensation Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

(d)          If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 10 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year as determined by the Compensation Committee at the Date of Grant. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 10 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after a one-year performance period.

(e)          The Compensation Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 10 will be deferred until and paid contingent upon the earning of such awards.

(f)           Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant, or a Change of Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

11.          Transferability.

(a)          Except as otherwise determined by the Compensation Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such award granted under this Plan be transferred for value. Except as otherwise determined by the Compensation Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)          The Compensation Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option

B-14

Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or other awards under this Plan or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

12.          Adjustments.  The Compensation Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Compensation Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Compensation Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change of Control, the Compensation Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Compensation Committee shall also make or provide for such adjustments in the numbers of Common Shares specified in Section 3 of this Plan as the Compensation Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13.          Administration of the Plan.

(a)          This Plan will be administered by the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Compensation Committee will be deemed to be references to such subcommittee.

(b)          The interpretation and construction by the Compensation Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, a Cash Incentive Award or other awards pursuant to Section 10 of this Plan and any determination by the Compensation Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Compensation Committee will be liable for any such action or determination made in good faith. In addition, the Compensation Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Compensation Committee.

(c)          To the extent permitted by law, the Compensation Committee or, to the extent of any delegation as provided in Section 13(a), the subcommittee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one

B-15

or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under this Plan. The Compensation Committee or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Compensation Committee or the subcommittee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Compensation Committee or the subcommittee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act, or to any Participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision); (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Compensation Committee or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

14.          Detrimental Activity and Recapture Provisions.  Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15.          Non U.S. Participants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Compensation Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16.          Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation

B-16

Committee, the Company shall withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Common Shares held by such Participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event shall the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the maximum amount of taxes that could be required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.          Amendments, Etc.

(a)          The Board (and only the Board) may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)          Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change of Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 17(b) may not be amended without approval by the Company’s shareholders.

(c)          If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, notwithstanding this Plan’s minimum vesting requirements, and including in case of termination of employment or service by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other circumstances, or in the event of a Change of Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or holds Common Shares subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)          Subject to Section 17(b) hereof, the Compensation Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

B-17

18.          Compliance with Section 409A of the Code.

(a)          To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)          Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its affiliates.

(c)          If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)          Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for any purpose in respect of such award.

(e)          Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be

B-18

imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19.          Governing Law.  This Plan and all grants and awards and actions taken hereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.          Effective Date/Termination.  This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.          Miscellaneous.

(a)          The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Compensation Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)          This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)          Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)          No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)          Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)          No Participant shall have any rights as a stockholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the stock records of the Company.

(g)          The Compensation Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)          If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Compensation Committee, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

B-19

22.          Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company.  Notwithstanding anything in this Plan to the contrary:

(a)          Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)          In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)          Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan if such award is cancelled or forfeited, expires or is settled for cash (in whole or in part).

B-20

POLYONE CORPORATION 33587 WALKER ROAD AVON LAKE, OH 44012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time on May 10, 2017. Have your proxy and voting instruction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy and voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time on May 10, 2017. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18545-P85584	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

POLYONE CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 4 and 5, and 1 Year on Proposal 3.
					☐	☐	☐
1.	Election of Directors:
	Nominees:
	01)	Richard H. Fearon	06)	Kim Ann Mink
	02)	Gregory J. Goff	07)	Robert M. Patterson
	03)	William R. Jellison	08)	William H. Powell
	04)	Sandra B. Lin	09)	Kerry J. Preete
	05)	Richard A. Lorraine	10)	William A. Wulfsohn

					For	Against	Abstain			For	Against	Abstain

2.	Approval, on an advisory basis, of named executive officer compensation.				☐	☐	☐	4.	Approval of the PolyOne Corporation 2017 Equity and Incentive Compensation Plan.	☐	☐	☐

				1 Year	2 Years	3 Years	Abstain

3.	Approval, on an advisory basis, of the frequency of future advisory votes to approve named executive officer compensation.			☐	☐	☐	☐	5.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY AND VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐

					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

PolyOne Corporation

2017 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 11, 2017

9:00 a.m.

PolyOne Corporation Headquarters

33587 Walker Road

Avon Lake, Ohio 44012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

E18546-P85584

POLYONE CORPORATION

This proxy and voting instruction card is solicited by the Board of Directors for use at and in connection with the Annual Meeting of Shareholders on May 11, 2017.

The shares of common stock held will be voted as you specify on the reverse side.

If no choice is specified, this proxy and voting instruction card will be voted FOR all the nominees listed in Proposal 1, FOR Proposals 2, 4 and 5, and 1 Year on Proposal 3.

By signing this proxy and voting instruction card, you revoke all prior proxies and appoint Lisa K. Kunkle, Bradley C. Richardson, and João José San Martin, and each of them, with full power of substitution, to vote the common shares of PolyOne Corporation, held of record on March 14, 2017, on the matters shown on the reverse side hereof and on any other matters that may come before the Annual Meeting of Shareholders and all adjournments.

IMPORTANT NOTICE TO PARTICIPANTS IN THE POLYONE RETIREMENT SAVINGS PLAN AND POLYONE CANADA INC. RETIREMENT SAVINGS PROGRAM:

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program (each a “Plan” and together the “Plans”), John Hancock Retirement Plan Services and Sun Life Financial, each as Trustee of one of the Plans, have been requested to forward you important information concerning your rights as a participant in either of these Plans. The number of common shares you are eligible to direct the applicable Trustee to vote is based on your balance in the applicable Plan (based on your balance in the PolyOne Stock Fund) on March 14, 2017, the record date for the determination of shareholders eligible to vote at the Annual Meeting of Shareholders to be held on May 11, 2017.

We encourage you to exercise your rights under either of the Plans. Please review the enclosed documents carefully before deciding how to direct the applicable Trustee. Because the common shares in the Plans are registered in the name of the applicable Trustee, you will not be able to direct the common shares attributable to your interest in either Plan in person at the Annual Meeting of Shareholders. To give a proper direction, you must vote by returning this completed proxy and voting instruction card, signed and dated, in the enclosed envelope or by following telephone or internet voting procedures set forth in this proxy and voting instruction card. Directions must be received by May 9, 2017.

If you give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in either of the Plans as you direct, unless otherwise required by law. If you do not give a proper direction, the applicable Trustee will vote the common shares attributable to your interest in the same proportion as the proper directions that the Trustee does receive, unless otherwise required by law.

Directions received after May 9, 2017 will not be counted for common shares held in the Plans. Your direction to either of the Trustees is confidential and will not be disclosed unless required by law.

As a participant under either the PolyOne Retirement Savings Plan or the PolyOne Canada Inc. Retirement Savings Program, I hereby direct John Hancock Retirement Plan Services as Trustee of the PolyOne Retirement Savings Plan or Sun Life Financial as Trustee of the PolyOne Canada Inc. Retirement Savings Program to vote (in person or by proxy), as designated on the reverse side, the whole number of common shares of PolyOne Corporation that are held by the applicable Trustee and attributable to my interest in the applicable Plan on March 14, 2017, and also a proportionate number of shares as of such date to which no directions have been received, at the Annual Meeting of Shareholders to be held on May 11, 2017.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.

V.1.1